UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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Trimble Inc.
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2021
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT ▶▶▶

transforming the way the world works

TRIMBLE INC.
Notice of Annual Meeting of Stockholders

When:	Where:	Who Can Vote:	Items of Business:
Wednesday	Virtually via the internet at	Stockholders of record at the close of business on:	Three proposals, as listed below
May 12, 2021	www.virtualshareholdermeeting.com/TRMB2021
at 5:00 p.m. Pacific time		March 15, 2021
The following items of business will be voted on at the 2021 annual meeting of stockholders (“Annual Meeting”) of Trimble Inc. (the “Company”):
1.    To elect directors to serve for the ensuing year and until their successors are elected.
2.    To hold an advisory vote on approving the compensation for our Named Executive Officers.
3.    To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the current fiscal year ending December 31, 2021.
YOUR VOTE IS IMPORTANT. All stockholders are cordially invited to attend the Annual Meeting via the internet. We will be hosting the Annual Meeting via live webcast on the internet. Any stockholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/TRMB2021. Stockholders may vote and ask questions while connected to the Annual Meeting on the internet. You will not be able to attend the Annual Meeting in person. Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.virtualshareholdermeeting.com/TRMB2021. The webcast of the Annual Meeting will be archived for one year after the date of the Annual Meeting at www.virtualshareholdermeeting.com/TRMB2021. However, to ensure your representation at the meeting, you are urged to vote in advance of the meeting via the internet or by telephone or, if you requested to receive printed proxy materials, by mailing a proxy.
On approximately March 30, 2021, we mailed to our stockholders (other than those who previously requested electronic delivery or full printed materials) a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our Annual Meeting materials, including our proxy statement, our annual report and proxy card. The Notice also included instructions on how to receive a paper copy of our Annual Meeting materials. If you received a paper copy of our Annual Meeting materials by mail, the notice of Annual Meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the internet, which are both available at investor.trimble.com/annuals-and-proxies.

For the Board of Directors,
Executive Chairman of the Board
March 30, 2021

TRIMBLE INC.
Proxy Statement
for Annual Meeting of Stockholders

Table of Contents

Introduction		Executive Compensation
Information Regarding the Meeting	1	Compensation Discussion and Analysis	27
Internet Availability of Proxy Materials	1	Business Highlights	27
Information Concerning Solicitation and Voting	1	Response to COVID-19; Recent Developments	28
Deadline for Receipt of Stockholder Proposals for 2022 Annual Meeting	3	Overview of Executive Compensation	28
		Details of 2020 Executive Compensation	36
Executive Overview	5	Compensation Committee Report	42
Voting Matters	5	Executive Compensation Tables	43
Our Mission	5	Summary Compensation Table	43
Business Highlights	5	Grants of Plan-Based Awards	44
Our Culture and People	7	Outstanding Equity Awards at Fiscal Year End	45
Our Strategy for Sustainability	8	Option Exercises and Stock Vested	46
Corporate Governance Highlights	9	Deferred Compensation	47
Executive Compensation Philosophy, Policies and Practices	10	Post-Employment Compensation	48
		Potential Payments upon Termination or a Change in Control	48
Stockholder Engagement	10
		Trimble Age & Service Equity Vesting Program	50
Proposals		Death Benefits	51
Item 1. Election of Directors	11	CEO Pay Ratio	52
Vote Required	17
Recommendation of the Board of Directors	17
Item 2. Advisory Vote on Executive Compensation	18	Other Information
Vote Required	18	Audit Committee Report	53
Recommendation of the Board of Directors	18	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	54
Item 3. Ratification of Appointment of Independent Registered Public Accounting Firm	19
		Security Ownership of Certain Beneficial Owners	54
Vote Required	19	Security Ownership of Management	54
Recommendation of the Board of Directors	19	Equity Compensation Plan Information	55
		Delinquent Section 16(a) Reports	55
		Certain Relationships and Related Transactions	57
Board Matters		Householding	57
Board Meetings and Committees; Director Independence	20	Other Matters	57

Stockholder Communications with Directors	20
Board Leadership Structure; Oversight and Risk Management	20	Appendices
		Appendix A: Reconciliation of GAAP to non-GAAP Financial Measures	A-1
Committee Membership	21
Audit Committee	21
Compensation Committee	22
Nominating and Corporate Governance Committee	23
Non-Employee Director Compensation	25
Non-Employee Director Compensation Table	25
Non-Employee Director Stock Ownership Guidelines	26

INFORMATION REGARDING THE MEETING
The enclosed proxy is solicited on behalf of the board of directors (“Board of Directors”) of Trimble Inc., a Delaware corporation (the “Company”), for use at the Company’s annual meeting of stockholders (“Annual Meeting”), to be held live via the internet, on Wednesday, May 12, 2021, at 5:00 p.m. Pacific time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.
You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/TRMB2021. Our Board of Directors annually considers the appropriate format of our annual meeting. In light of the unprecedented coronavirus (“COVID-19”) global pandemic and worldwide restrictions on travel and public gatherings, and in consideration of the health and well-being of our employees and stockholders, we will only be hosting the Annual Meeting via live webcast on the internet. Hosting the Annual Meeting via the internet also provides expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world, and provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in person meeting format and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in person annual meeting of stockholders.
Our virtual Annual Meeting allows stockholders to submit questions and comments during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of conduct; the rules of conduct will be posted on the virtual meeting web portal. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
The Annual Meeting webcast will begin promptly at 5:00 p.m. Pacific time. We encourage you to access the Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 4:45 p.m. Pacific time, and you should allow ample time for the check-in procedures.
The Company’s principal executive offices are located at 935 Stewart Drive, Sunnyvale, California 94085. The telephone number at that address is (408) 481-8000.
A copy of the Company’s annual report on Form 10-K may be obtained by sending a written request to the Company’s Investor Relations Department at 935 Stewart Drive, Sunnyvale, California 94085. Full copies of the Company’s annual report on Form 10-K for the 2020 fiscal year, and proxy statement, each as filed with the Securities and Exchange Commission (“SEC”) are available via the internet at the Company’s web site at investor.trimble.com/annuals-and-proxies.
Internet Availability of Proxy Materials
Under the “notice and access” rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies of those materials to each stockholder. As a result, on or about March 30, 2021, we mailed our stockholders a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also instructs you on how to access your proxy card to vote through the internet or by telephone. The Notice is not a proxy card and cannot be used to vote your shares.
This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help minimize the environmental impact of the Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
Information Concerning Solicitation and Voting
Record Date and Shares Outstanding
Stockholders of record at the close of business on March 15, 2021 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding 251,342,672 shares of common stock, $0.001 par value (“Common Stock”). A list of stockholders entitled to vote at the Annual
Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 1

Meeting is expected to be available for examination at our principal executive offices at the address listed above for a period of 10 days prior to the Annual Meeting, and during the Annual Meeting such list will be available for examination at www.virtualshareholdermeeting.com/TRMB2021 by using the 16-digit control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email.
Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attn: Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date (including a proxy by telephone or over the internet) or by attending the meeting and voting live via the internet at www.virtualshareholdermeeting.com/TRMB2021. Attendance at the virtual meeting will not, by itself, revoke a proxy.
Solicitation of Proxies
The entire cost of this proxy solicitation will be borne by the Company. The Company has retained the services of Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, to solicit proxies, for which services the Company has agreed to pay approximately $8,000 as well as a solicitation charge per stockholder in the event individual holders are solicited. In addition, the Company will also reimburse certain out-of-pocket expenses in connection with such proxy solicitation. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, personally or by telephone, or facsimile.
Voting
Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. An automated system administered by the Company’s agent tabulates the votes.
Abstentions and broker non-votes are each included in the determination of the presence or absence of a quorum at the Annual Meeting. The required quorum is a majority of the shares outstanding on the Record Date. Abstentions and broker non-votes will be taken into account only for purposes of determining whether a quorum is present, and will not be taken into account in determining the outcome of any of the items submitted to a vote of the stockholders.
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting power with respect to that item and has not received instructions with respect to that item from the beneficial owner, despite voting on at least one other item for which it does have discretionary authority or for which it has received instructions. If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions, under the rules that govern brokers who are record owners of shares that are held in street name for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote them on non-routine matters. Item 3 is a routine matter. Items 1 and 2 are non-routine matters.
A plurality of the votes cast will determine Item 1 (see “Item 1 – Election of Directors”). However, since this is an uncontested election of directors, if any nominee for director in this election receives a greater number of votes “withheld” from such nominee than votes “for”, the nominee for director must tender his or her resignation to our Board of Directors, and within 90 days following the date of the Annual Meeting, the remaining members of our Board of Directors shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation. Items 2 and 3 require the affirmative vote of the holders of the majority of the shares represented and voting at the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/TRMB2021 or by proxy on such item.
Voting via the Internet or by Telephone
Stockholders may vote by submitting proxies electronically either via the internet or by telephone or, if they request paper copies of the proxy materials, they may complete and submit a paper version of the proxy card. Please note that there are separate arrangements for voting via the internet and by telephone depending on whether shares are registered in the Company’s stock records directly in a stockholder’s name or whether shares
2 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

are held in the name of a brokerage firm or bank. Detailed electronic voting instructions can be found on the Notice mailed to each stockholder.
In order to allow individual stockholders to vote their shares and to confirm that their instructions have been properly recorded, the internet and telephone voting procedures have been designed to authenticate each stockholder’s identity. Stockholders voting via the internet should be aware that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies that will be borne solely by the individual stockholder. If you submit a proxy via the internet or by telephone, you do not need to return your proxy card.
Voting During the Virtual Annual Meeting
You will need the 16-digit control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/TRMB2021. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
Registered Stockholders
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., Inc., you are considered to be the registered stockholder with respect to those shares. A Notice for registered stockholders was mailed directly to you by our mailing agent, Broadridge Investor Communications, Inc. Registered stockholders have the right to vote live via the internet at
www.virtualshareholdermeeting.com/TRMB2021.
Beneficial Stockholders
If your shares are held in a brokerage account or by another nominee, you are considered to be a beneficial stockholder of those shares. A Notice for beneficial stockholders was forwarded to you together with voting instructions. In order to vote via the internet at the Annual Meeting, beneficial stockholders must obtain a “legal proxy” from the broker, trustee or nominee that holds their shares. Without a legal proxy, beneficial owners will not be allowed to vote live via the internet at www.virtualshareholdermeeting.com/TRMB2021.
Deadline for Receipt of Stockholder Proposals for 2022 Annual Meeting
Stockholders are entitled to present proposals for action at future stockholder meetings of the Company if they comply with the requirements of the appropriate proxy rules and regulations promulgated by the SEC.
Proposals of stockholders which are intended to be considered for inclusion in the Company’s proxy statement and form of proxy related to the Company’s 2022 annual meeting of stockholders must be received by the Company at its principal executive offices (Attn: Corporate Secretary – Stockholder Proposals, Trimble Inc. at 935 Stewart Drive, Sunnyvale, California 94085) no later than November 30, 2021. Stockholders interested in submitting such a proposal are advised to retain knowledgeable legal counsel with regard to the detailed requirements of the applicable securities laws. The timely submission of a stockholder proposal to the Company does not guarantee that it will be included in the Company’s applicable proxy statement.
Stockholders who wish to offer proposals at the Annual Meeting will be required to send notice to the Company with information concerning the proposal, the stockholder giving such notice, and any beneficial owner on whose behalf the proposal is made, as specified in the bylaws, which notice in order to be timely must be received by the Company not earlier than January 12, 2022 and not later than February 11, 2022, except if the annual meeting for 2022 is called for a date earlier than April 12, 2022 or later than June 11, 2022, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2022 is mailed or the date the Company announces the date of the annual meeting for 2022, whichever occurs first. The proxy holders for the Company’s 2022 annual meeting of stockholders will have the discretionary authority to vote against any stockholder proposal that is not timely if it is
Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 3

properly raised at such annual meeting, even though such stockholder proposal is not discussed in the Company’s proxy statement related to that stockholder meeting.
Stockholders who wish to nominate one or more candidates for election as a director will be required to send notice to the Company with the information and undertakings concerning the nominee, the stockholder giving such notice, and any beneficial owner on whose behalf the nomination is made, as specified in the bylaws, which notice in order to be timely must be received by the Company not earlier than January 12, 2022 and not later than February 11, 2022, except if the annual meeting for 2022 is called for a date earlier than April 17, 2022 or later than June 6, 2022, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2022 is mailed or the date the Company announces the date of the annual meeting for 2022, whichever occurs first.
The proxy card provided in conjunction with this proxy statement, to be used in connection with the 2021 Annual Meeting, grants the proxy holder discretionary authority to vote on any matter otherwise properly raised at such Annual Meeting.
4 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

EXECUTIVE OVERVIEW
2021 Annual Meeting of Stockholders
DATE AND TIME: May 12, 2021, 5:00 p.m. Pacific time
PLACE: Virtually via the internet at www.virtualshareholdermeeting.com/TRMB2021
RECORD DATE: March 15, 2021
This overview highlights information about the Company, including certain information contained elsewhere in this proxy statement, but does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s fiscal 2020 performance, please review the Company’s Annual Report on Form 10-K for the year ended January 1, 2021.
Voting Matters

Proposal	Description	Board Recommendation
Proposal 1:	To elect directors to serve for the ensuing year and until their successors are elected	FOR
Proposal 2:	To hold an advisory vote on approving the compensation for our Named Executive Officers	FOR
Proposal 3:	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the current fiscal year ending December 31, 2021	FOR
Our Mission – Transforming the Way the World Works
For over 40 years, Trimble has developed industry-specific solutions that have helped customers achieve economic breakthroughs while enhancing safety, boosting compliance, and reducing environmental impacts. Through technological innovation and a keen focus on connecting the physical and digital worlds, we contribute end market value aimed at confronting important challenges such as feeding a growing global population, moving the goods of commerce efficiently, and optimizing next generation building and infrastructure for a better future. Our products are built with purpose and applied within a diverse array of major industries including agriculture, building construction, civil engineering, geospatial, transportation, government, forest, electric and water utilities, and many others. Our portfolio is uniquely positioned to optimize operations while improving productivity through deep domain knowledge, innovation, and data-driven insights. By linking our own success with the success of our customers, employees, society, and the planet, we endeavor to transform the way the world works.
Business Highlights
Fiscal 2020 was a year that presented many unique challenges. The global pandemic caused by COVID-19 impacted almost all of the markets that we serve. Despite the macroeconomic challenges, we achieved record levels of annualized recurring revenue, profit, operating cash flow and earnings per share. We continued to advance our Connect and Scale 2025 strategy, investing in people, process, and technology. We also continued to develop the competitive strengths of our core businesses, while focusing on a healthy balance for our business portfolio with respect to end market exposure, geographic diversity, and business model mix. Our strategy is to connect stakeholders across industry lifecycles and to transform customer workflows.
We continued to increase the level of software centricity of our offerings and revenue streams. We finished 2020 with software, services, and recurring revenues representing approximately 58 percent of total Company revenue. We reached $1.3 billion in annualized recurring revenue at the end of the year, up 9 percent on a year-over-year basis.
Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 5

Financial highlights for the year included:

Total revenue:	$3.1 billion total year GAAP revenue	▼ 4% compared to prior year
	$3.2 billion total year non-GAAP revenue	▼ 4% compared to prior year	organic growth ▼ 5%
Software, services and recurring revenue:	grew to 58% of total revenue
Annualized recurring revenue:	$1.3 billion in the fourth quarter of 2020	▲ 9% year-over-year
Operating income:	$419.8 million GAAP operating income	▲ 12% compared to prior year	13.3% as a % of revenue vs. 11.5% in prior year
	$719.6 million non-GAAP operating income	▲ 7% compared to prior year	22.8% as a % of revenue vs. 20.6% in prior year
Diluted net income per share:	$1.55 GAAP diluted net income per share	$2.03 in prior year
	$2.23 non-GAAP diluted net income per share	$1.99 in prior year
Operating cash flow:	$672.0 million	▲ 15% compared to prior year	$81.6 million of common stock repurchased in 2020
See Appendix A to this proxy statement for a reconciliation of GAAP to non-GAAP financial measures and an explanation of the performance measure “annualized recurring revenue.”
Long-term performance
Trimble has an excellent record of performance and creating stockholder value over an extended period of time.

	1 year	3 years	5 years	10 years	15 years	20 years
Trimble	60.0%	18.0%	25.5%	12.8%	14.4%	15.1%
S&P 500 (TR)	18.4%	14.1%	15.2%	13.9%	9.9%	7.5%
Trimble’s total return over multiple time periods within the 20-year time horizon illustrates the long-term outperformance through economic cycles. Trimble's cumulative total return has also significantly outperformed the S&P 500 over the 20-year time horizon, as shown in the graph below.
Cumulative Total Return
6 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

Long-term growth strategy
At the outset of 2020, Mr. Painter, our newly appointed CEO, initiated Trimble Connect and Scale 2025, an ambitious long-term growth strategy. In support of this strategy, we also articulated a new framework, the Trimble Operating System, which calls on us to continually focus on the three dimensions of
•breakout growth strategy,
•extraordinary people, and
•execution excellence.
These build on, and reinforce, each other to create a high-performing organization.
Our Culture and People
Trimble’s culture reflects our guiding principles at work and is fundamental to sustaining our success. Shortly into 2020, the COVID‑19 pandemic changed how we work and resulted in the vast majority of our employees working remotely. Under the leadership of our new CEO, CFO and executive team, though, Trimble’s people continued to inspire purpose and vision, engage to draw out the best from each other, and achieve meaningful results. This mindset shapes how we treat one another and how we serve our customers, colleagues, and stockholders. These attributes serve as a common foundation across the global organization and also adapt locally to diverse geographic and operational business models. Commitment to these behaviors unites Trimble employees.
We strive to make Trimble a diverse, equitable, inclusive, and safe workplace and provide opportunities for our employees to grow and develop in their careers, supported by competitive compensation, benefits, and health and wellness programs, and by programs that build connections between our employees and their communities. Our employees are working in over 200 locations in over 40 countries. Collectively, we speak more than 45 different languages.
We value diversity in our workforce, including various cultures, backgrounds, ages, gender, race and ethnicities, nationality, sexual orientation, religion, people with different abilities, parents and caregivers, and many other characteristics, knowing that it drives our best thinking. Our focus on diversity starts at the top. Four out of eleven of our current board members are female or ethnically diverse, placing us in a select group of companies. In fiscal 2020, we named a Vice President of Diversity, Equity, and Inclusion. In quarterly business reviews, we review gender and U.S. ethnicity demographics and trends for every business within Trimble, as well as initiatives that will lead toward future progress. We believe our diversity makes us stronger and better able to solve complex problems for our customers.
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Our Strategy for Sustainability
In 2017, Trimble introduced its Responsible Corporate Citizenship (“RCC”) program. RCC established our commitments as a company, an employer, and a contributor to society. Since then, RCC has evolved into a more robust effort we now refer to as our Sustainability program. Driven to continually improve our sustainability, Trimble has progressed upon a path toward better management of the material environmental, social, and governance aspects of our business as well as other critical issues confronting our world.
Our Sustainability program is integral to ensuring that we remain true to our mission to “Transform the Way the World Works” while fulfilling our commitments to shareholders, employees, and society. Five key pillars underlie Trimble’s Sustainability program, reflecting what we believe are the most important areas where our strategy and corporate responsibility intersect:

Our Solutions. This pillar encompasses our customer solutions, which connect the digital and physical worlds to improve environmental sustainability, maximize productivity and ensure safety in the construction, transportation, geospatial and agricultural industries, among others. By transforming how the world’s work gets done, our solutions work to further our sustainability impact. Many of our solutions throughout our construction, agriculture and transportation businesses enable field work to be completed more productively, more efficiently and with less fuel usage, which results not only in cost savings to our customers, but also results in reduced greenhouse gas emissions. We also have solutions that help reduce the use of fertilizer and herbicide, protect water resources, and reduce scrap and rework on construction sites.

Our People. This pillar addresses our commitment to providing every employee with the opportunity to learn, grow, and excel in a respectful and collaborative workplace. At the heart of our culture is an entrepreneurial and growth-oriented spirit, supported by the opportunity to experience myriad industries within one family of companies. We value diversity in all of its forms, knowing it drives our best thinking.

Environment. This pillar encompasses environmental stewardship, which is a fundamental aspect of our sustainability commitment. We are continually implementing new ways to measure and manage our environmental impact while developing new systems and practices used to capture value from our operations. We are particularly focused in the areas of responsible sourcing, product life cycle, measuring our carbon footprint and reducing our emissions and environmental impact.

Communities. This pillar addresses our commitment to supporting numerous charitable and educational organizations, and encouraging our employees to become engaged in local and global volunteer efforts. We have established the Trimble Foundation, a donor-advised fund that focuses its charitable giving on the dual missions of supporting natural disaster relief and recovery and promoting female education and empowerment in the developing world. The Trimble Foundation provides a platform to exemplify Trimble Inc. as a purpose-driven company and solidifies our philanthropic efforts in supporting the communities we serve.

Governance, Ethics and Compliance. This foundational pillar focuses on our adherence to sound corporate governance principals, ethics, and compliance in all aspects of our business. Our Board of Directors sets high standards for our directors, officers, and employees, and for the conduct of our business worldwide. Our success is grounded in effective behavior that is based on demanding values. One such key value is the belief in an uncompromised ethical standard. We also maintain various compliance and training initiatives, including programs that address anti-bribery and anti-corruption, conflict minerals and supplier codes of conduct, environmental compliance, third party compliance and ethics, trade compliance and quality management systems.

In 2020, Trimble made progress on our Sustainability program in each of our five key pillars. We recently published an updated 2020 Sustainability Report, where we review the sustainability benefits of our solutions, the actions we are taking within our Sustainability program, and some recent accomplishments.
More information about Trimble’s sustainability efforts is available at: www.trimble.com/about/sustainability.
8 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

Corporate Governance Highlights
Our Board of Directors recognizes that Trimble’s success over the long term requires a strong corporate governance framework. Below are highlights of our corporate governance framework:
•Our directors are elected annually.
•We separate the positions of Executive Chairman of the Board, CEO and Lead Independent Director, which provides a balance in our leadership structure and helps ensure a strong, independent and active Board.
•In uncontested elections, our directors must be elected by a majority of the votes cast, and an incumbent director who fails to receive a majority is required to tender his or her resignation.
•We have no supermajority voting requirements in our Certificate of Incorporation or Bylaws.
•We focus on board refreshment and diversity, as evidenced by the fact that nearly half of our directors have less than five years of tenure and four out of eleven of our current directors are female or ethnically diverse:

Board Tenure*	Board Diversity*
* Includes all 11 current directors.
•We have established a succession planning process and we actively plan for executive succession on an ongoing basis, as demonstrated by the successful transition of both our new CEO and CFO into their roles in 2020.
•We have double trigger change in control arrangements for new equity issuances, with no excise tax gross‑up.
•We actively engage our stockholders for feedback.
We believe that our directors are highly qualified and well suited to providing effective oversight of our continuously evolving business, and that they provide our Board of Directors with a balance of critical skills and an effective mix of experience and expertise, as summarized below (reflecting all 11 current directors).

Skills & Attributes		Number of Directors

Leadership	Demonstrated understanding of essential leadership qualities; ability to develop leadership potential in others and effectively implement transformational change within organizations						11
Innovation	Experience with innovative technologies and their development and deployment; understanding of relevant technological trends and their disruptive potential					10
Domain Expertise	Understanding of the industries we serve, including market dynamics, customer workflows, and developing trends	5
Global Business	Experience with international dynamics and complexity, multinational operations, and the development of international relationships and opportunities				9
Go To Market	Understanding how to optimally bundle, launch, market and distribute new solutions to deliver compelling value to customers		6
Financial Expertise	Knowledge of financial accounting and reporting, financial markets, and finance operations and management, including capital deployment			7
Strategic Transactions	Familiarity with driving business transformation through M&A, strategic alliances, investments, and significant commercial partnerships			7

Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 9

Executive Compensation Philosophy, Policies and Practices
Our executive compensation philosophy is based on our continuing effort of attracting and retaining exceptional people and fostering and supporting a pay-for-performance culture. We have designed our executive compensation programs to closely align with the interest of our stockholders. As discussed in detail under “Compensation Discussion and Analysis” later in this proxy statement, our executive compensation program provides short-term cash and long-term equity components, with a significant weight toward long-term equity awards tied closely to stockholder returns and long-term objectives.
Key Policies and Practices
The following summarizes some of our key executive compensation and related policies and practices:

What we do	What we don’t do
•Use a pay-for-performance philosophy
•Maintain an independent compensation committee
•Retain an independent compensation advisor
•Review executive compensation and conduct an overall compensation risk assessment annually
•Place compensation “at risk,” with a majority of executive compensation in the form of performance-based incentives
•Maintain a stock ownership policy that requires our CEO and executive officers to hold a minimum ownership level of our common stock
•Maintain a “clawback” policy, which in the event of a material restatement of our financial results, allows for the recovery of certain compensation from our executive officers.
•Hold an annual stockholder advisory vote on executive compensation

•No executive-only pension arrangements or retirement plans
•No significant perquisites or other personal benefits for our executive officers
•No tax reimbursements or “gross up” payments, other than related to standard relocation benefits
•No special health or welfare benefits for executives
•No hedging or pledging of our equity securities
•No stock option re-pricing
•No single-trigger change-in-control arrangements for new equity issuances

Stockholder Engagement
Trimble’s Board of Directors values the opinions of our stockholders and carefully considers feedback received with regard to our governance practices and executive compensation program. Over the past several years, our management team has engaged with a significant number of our largest stockholders to better understand their views regarding our approach to executive compensation. In recent years, we have made changes to our executive compensation programs in response to this input and based upon our ongoing review of best practices. These changes have included:
•Adopting a clawback policy
•Extending stock ownership guidelines to our CFO and Named Executive Officers
•Eliminating quarterly performance periods for executive bonus plans
•Eliminating all single-trigger vesting in connection with new equity issuances
At our 2020 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say on Pay” vote). Our stockholders approved the Say on Pay proposal with 95.5% of the votes cast in favor of the proposal. The Compensation Committee will continue to consider the outcome of future Say on Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.
10 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

ITEM 1
ELECTION OF DIRECTORS
A board of nine directors is to be elected at the Annual Meeting. The Board of Directors has authorized the nomination at the Annual Meeting of the persons named below as nominees. All nominees currently serve on the Board of Directors. Directors Janow and Nersesian are not seeking reelection and will be retiring from the Board of Directors effective as of the date of the Annual Meeting. Each of the directors except for Mr. Berglund and Mr. Painter are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Stock Market (“NASDAQ”) Marketplace Rules.
Each of the director nominees listed below was elected to be a director at the Company’s 2020 annual meeting of stockholders except for Mr. Dalton, who was appointed by the Board of Directors on October 1, 2020.
The names of the nominees and certain information about them, as of the Record Date, are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Steven W. Berglund	69	Executive Chairman of the Company	1999
James C. Dalton	65	Retired, U.S. Army Corps of Engineers	2020
Börje Ekholm	58	President and Chief Executive Officer, Ericsson	2020	(1)
Kaigham (Ken) Gabriel	65	Chief Operating Officer, Wellcome Leap	2015
Meaghan Lloyd	46	Partner and Chief of Staff, Gehry Partners, LLP	2016
Sandra MacQuillan	54	Executive Vice President, Mondelez Global LLC	2018
Robert G. Painter	49	President and Chief Executive Officer of the Company	2020
Mark S. Peek *	63	Executive Vice President, Managing Director and Co-Head of Workday Ventures	2010
Johan Wibergh	57	Group Technology Officer and Chief Information Officer, Vodafone	2018
Retiring Directors
Merit E. Janow	62	Dean of the Faculty, School of International and Public Affairs, Columbia University	2008
Ronald S. Nersesian	61	Chairman, President and Chief Executive Officer, Keysight Technologies	2011
*    Lead independent director
(1)    Mr. Ekholm was reappointed to the Board of Directors effective as of January 4, 2020, having previously served as a director of the Company from 2015 to 2017.

Steven W. Berglund Executive Chairman of the Company
Mr. Berglund became executive chairman of the Company on January 4, 2020, after serving as president and chief executive officer since March 1999. Prior to joining Trimble, Mr. Berglund was president at Spectra Precision, a group within Spectra Physics AB. Mr. Berglund’s business experience includes a variety of senior leadership positions with Spectra Physics and manufacturing and planning roles at Varian Associates. He began his career as a process engineer at Eastman Kodak. He attended the University of Oslo and the University of Minnesota where he received a B.S. in chemical engineering. Mr. Berglund received his M.B.A. from the University of Rochester. Mr. Berglund serves on the board of the Association of Equipment Manufacturers (AEM) and is chairman of AEM’s board. He is also a member of the board of directors and audit committee of Belden Inc., a global provider of end-to-end signal transmission solutions.
Qualifications: Mr. Berglund is qualified to serve as director of the Company because of his intimate knowledge and understanding of the Company’s business and operations, resulting from his service as director, president and chief executive officer of the Company since 1999. In addition, Mr. Berglund brings to the Board of Directors extensive industry experience.

Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 11

James C. Dalton Retired, U.S. Army Corps of Engineers
Mr. Dalton served as the Director of Civil Works for the U.S. Army Corps of Engineers (USACE) from August 2016 until January 2020. In this position, he led, managed and directed the policy development, programming, planning, design, construction, contingency operations and emergency response, operation, and maintenance activities of the Army Civil Works Program, a $6 billion annual program of water and related land resources of the United States, and oversaw the work of over 25,000 civilian employees. He also represented the USACE in the United Nations’ Advisory Board High-Level Experts and Leaders Panel on Water and Disasters, and served on several national and international water resources Committees. From May 2007 until August 2016 he was Chief of USACE’s Engineering and Construction (E&C) Division, responsible for policy, program, and technical expertise in the design and construction programs for the U.S. Army, U.S. Air Force, Department of Defense, other Federal agencies, and over 60 foreign nations. He served as the Corps' South Atlantic Division and South Pacific Division Regional Integration Team (RIT) team leader, USACE Climate Change Adaptation Committee Chair, and lead for USACE on Resilience. Mr. Dalton was selected to the Senior Executive Service (SES) of the US Office of Personnel Management in January 2005. Mr. Dalton has held numerous other roles during his career with the U.S. Army Corps of Engineers, which he joined in 1978, including Regional Business Director for USACE’s South Atlantic Division in Atlanta, Georgia, Director of Business Management for the Gulf Region Division in Baghdad, Iraq, project manager for the Bosnia project to support Operation Joint Guard, and various engineer roles in Saudi Arabia as part of the Saudi Arabia construction program. Mr. Dalton received his B.S. in Architectural Engineering from North Carolina Agricultural & Technical State University and holds an M.S. in Civil Engineering from North Carolina State University.
Qualifications: Mr. Dalton is qualified to serve as director of the Company because of his deep domain expertise in large-scale construction environments and his extensive experience in managing complex organizations as a result of his senior leadership positions within the USACE. Mr. Dalton’s background in overseeing complex, multibillion-dollar civil construction projects and managing personnel throughout the world, his government and multilateral policy advisory experience, and his experience with resilient and sustainable practices, particularly around water and land resource planning, bring a unique perspective to the Company’s Board of Directors.

12 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

Börje Ekholm President and Chief Executive Officer, Ericsson
Mr. Ekholm has been president and chief executive officer of Ericsson, a multinational networking and telecommunications company, since January 2017. From 1992 to January 2017, he held various positions with Investor AB, an investment firm and holding company with controlling stakes in several large Swedish companies and smaller positions in a number of other firms. Mr. Ekholm's positions with Investor AB included: from May 2015 to January 2017, he was chief executive officer of Patricia Industries, a unit of Investor AB that includes its wholly-owned and partner-owned companies, as well as financial investments; from September 2005 to May 2015, he was president and chief executive officer of Investor AB; from 1997 to 2005, he was responsible for all private equity investment activities within Investor AB and was also head of Investor Growth Capital, Investor AB’s wholly owned venture capital arm; from 1995 to 1997, he founded and managed Novare Kapital, an early stage venture capital company owned by Investor AB; and from 1997 to 2015, he was also a member of Investor AB’s Management Group. Mr. Ekholm is also a director of Alibaba Group and Ericsson, and within the past five years was a director of Nasdaq. He also currently serves on the board of the Swedish American Chamber of Commerce New York. Mr. Ekholm has a Master of Business Administration from INSEAD, France and holds a Master of Science in Electrical Engineering from the KTH Royal Institute of Technology in Stockholm.
Qualifications: Mr. Ekholm is qualified to serve as director of the Company because he brings a valuable combination of operational and financial management expertise, particularly in the areas of networking and telecommunications, through his experience as president and chief executive officer of Ericsson, and of venture capital, through his experience serving as president and chief executive officer of Patricia Industries and Investor AB, and manager of Novare Kapital. In addition, Mr. Ekholm brings management expertise from a diverse range of industries and organizations through serving as chairman of the board of Nasdaq OMX and a director of Alibaba Group, Telefonaktiebolaget LM Ericsson and the KTH Royal Institute of Technology.

Kaigham (Ken) Gabriel Chief Operating Officer, Wellcome Leap
Dr. Gabriel is the Chief Operating Officer of Wellcome Leap, an independent innovation organization funded by the Wellcome Trust, the world's fifth largest research trust. Wellcome Leap works at the intersection of engineering and life-sciences to deliver critical medical and healthcare capabilities at accelerated timescales. From 2014 to May of 2020, he was the president and chief executive officer of The Charles Stark Draper Laboratory, an independent not-for-profit research institution that develops innovative technology solutions in the fields of national security, space, biomedical systems and energy. Prior to that, Dr. Gabriel served as deputy director of the Advanced Technology and Projects (ATAP) group at Google from 2012 to 2014 and as corporate vice president at Google/Motorola Mobility. From 2009 to 2012, he was the deputy director, and then acting director, of the Defense Advanced Research Projects Agency (DARPA) in the Department of Defense. Between 2002 and 2009, Dr. Gabriel was the Co-Founder, Chairman and Chief Technology Officer of Akustica, a fabless semiconductor company that commercialized Micro Electro Mechanical Systems audio devices and sensors. Dr. Gabriel holds SM and ScD degrees in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.
Qualifications: Dr. Gabriel is qualified to serve as director of the Company because of his strong background and experience in management in technology companies, including in his current and recent positions with Wellcome Leap and Draper Laboratory. Dr. Gabriel also brings deep technological expertise and knowledge of the industry to the Company.

Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 13

Meaghan Lloyd Partner and Chief of Staff, Gehry Partners, LLP
Ms. Lloyd is the chief of staff and a partner at Gehry Partners, LLP, a full service architectural firm with extensive international experience in the design and construction of academic, museum, theater, performance, and commercial projects. Founded in 1962 in Los Angeles, California, Gehry Partners’ mission is to raise architecture to the level of art, while creating buildings that meet the project’s functional and budgetary needs. She has held this position since 2009. Prior to this, she was a designer working with Frank Gehry in the firm. In addition to her duties at Gehry Partners, she served as chief executive officer of Gehry Technologies, Inc., a cloud-based software and service company for the architectural, engineering and construction sectors, from 2013 to 2014. Ms. Lloyd received her Bachelor of Science in Architectural Studies from the University of Illinois, Champaign-Urbana and her Master of Architecture from Yale University. She is a board member of Turnaround Arts California.
Qualifications: Ms. Lloyd is qualified to serve as a director of the Company because she brings a valuable combination of operational and project management expertise, and because of her significant industry knowledge and experience in the areas of architecture, construction, and design from her work with Gehry Partners, LLP.

Sandra MacQuillan Executive Vice President, Mondelez Global LLC
Ms. MacQuillan is executive vice president and chief supply chain officer at Mondelez Global LLC, a multinational food and beverage company. From 2015 to May 2019, she was senior vice president and chief supply chain officer at Kimberly-Clark Corporation, with responsibility globally for procurement, manufacturing, logistics, quality, safety, and sustainability. From 2009 to 2015, Ms. MacQuillan served as global vice president, supply chain for Global Petcare, a $15 billion business of Mars, Incorporated and was responsible for procurement, manufacturing, engineering, and logistics. During her tenure at Mars, she also served in a variety of operations and supply chain roles since joining the company in 1994. Ms. MacQuillan has extensive international experience in procurement, technology, and engineering, and has lived and worked in the UK, Czech Republic, Russia, Middle East, Belgium and now in the U.S. Ms. MacQuillan earned her bachelor's degree in mechanical engineering with honors from the University of Greenwich, UK and was awarded Chartered Engineer status from the Institution of Mechanical Engineers, London.
Qualifications: Ms. MacQuillan is qualified to serve as a director of the Company because of her extensive business operations experience, particularly in the areas of supply chain and logistics management, gained from her roles at several large multinational companies. Ms. MacQuillan also brings a strong international business perspective and broad domain knowledge and experience in procurement, technology and engineering.

14 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

Robert G. Painter President and Chief Executive Officer of the Company
Mr. Painter became Trimble’s president and chief executive officer in January 2020, having first joined the Company in 2006. From 2016 through 2019, he served as the Company's chief financial officer, responsible for Trimble’s worldwide finance operations. In 2015, Mr. Painter was appointed vice president of Trimble Buildings, a Trimble group focused on “building information modeling” (BIM)-centric businesses that span the design-build-operate continuum of the building lifecycle. From 2011 to 2014, he served as general manager of the Company’s joint venture with Hilti, which was created to foster collaborative development of product innovations for the building construction industry. From 2009 to 2010, he served as general manager of the Company’s Construction Services Division. Mr. Painter joined Trimble in 2006 and assumed leadership of Trimble’s business development function, leading acquisition and corporate strategy activities. Prior to joining the Company, Mr. Painter served in a variety of management and finance positions at Cenveo, Rapt Inc., Bain & Company, Whole Foods Market, and Kraft Foods. Mr. Painter holds a bachelor's degree in finance from West Virginia University and an MBA from Harvard University.
Qualifications: Mr. Painter is qualified to serve as director of the Company because of his intimate knowledge and understanding of the Company’s businesses, finances, and operations, resulting from his service in various senior management roles in different functional areas and operating divisions of the Company, including his service as chief financial officer of the Company from 2016 to 2019. In addition, Mr. Painter brings to the Board of Directors extensive operating and finance experience from his senior roles in other large companies prior to joining the Company.

Mark S. Peek Executive Vice President, Managing Director and Co-Head of Workday Ventures
Mr. Peek is executive vice president, managing director and co-head of Workday Ventures, the strategic investment arm of Workday, Inc., a leading provider of enterprise cloud applications for finance and human resources. He has held this position since February 2018. From June 2015 to February 2018, Mr. Peek was co-president of Workday. He joined Workday in June 2012 as chief financial officer and served in that capacity until April 2016. From December 2011 to June 2012, Mr. Peek also served on the board of directors of Workday. Prior to joining Workday, Mr. Peek was president, business operations and chief financial officer of VMware, Inc., a provider of business infrastructure virtualization solutions. From April 2007 to January 2011, Mr. Peek served as chief financial officer of VMware, Inc. From 2000 to 2007, Mr. Peek was senior vice president and chief accounting officer at Amazon.com. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte, the last ten years as a partner. Mr. Peek serves on the Advisory Board of the Foster School of Business at the University of Washington. Mr. Peek received a B.S. in accounting and international finance from Minnesota State University.
Qualifications: Mr. Peek is qualified to serve as director of the Company because of his strong background and years of experience in accounting and financial management, as well as his industry knowledge regarding “software as a service” (SaaS) and cloud computing. Mr. Peek brings key financial expertise gained through his service as chief financial officer at Workday, Inc., as chief financial officer at VMware, as chief accounting officer at Amazon.com, and his 19 years of experience at Deloitte. Mr. Peek brings valuable technology industry knowledge from his role as managing director and co-head of Workday Ventures and his prior service as co-president of Workday.

Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 15

Johan Wibergh Group Technology Officer and Chief Information Officer, Vodafone
Mr. Wibergh is Group Technology Officer and Chief Information Officer of Vodafone, a global telecommunications provider. He has held that position since May 2015. Before joining Vodafone, Mr. Wibergh held various management positions at Ericsson since 1997, including, from 2008, Executive Vice President and Head of Business Unit Networks. Prior to that, he held various management positions in other businesses in the information technology (IT) industry. Mr. Wibergh holds a Master in Computer Science from Linköping University in Sweden, and has attended various executive management programs during his career.
Qualifications: Mr. Wibergh is qualified to serve as director of the Company because he brings valuable expertise in technologies relevant to the Company, including network and wireless connectivity, cybersecurity, and cloud computing. Mr. Wibergh also has a strong background in managing technology businesses and international operations, including as a result of his current position as Group Technology Officer and Chief Information Officer of Vodafone.

The following directors are not seeking reelection and will be retiring from the Board of Directors effective as of the date of the Annual Meeting.

Merit E. Janow Dean of the Faculty, School of International and Public Affairs, Columbia University
Professor Janow has been a professor at Columbia University’s School of International and Public Affairs (SIPA) since 1994. She has had a number of leadership positions at the University and became Dean of the Faculty at SIPA in July 2013. Previously, she directed the program in international finance and economic policy. Professor Janow regularly teaches advanced courses in international trade, World Trade Organization (WTO) law, and comparative antitrust at Columbia Law School, and international economic policy and China in the Global Economy at SIPA. She has published numerous articles and several books on international trade and economic matters. Professor Janow has had several periods of public service: she served as one of seven members of the WTO’s Appellate Body from 2003-2007, she served as the Executive Director of an international antitrust advisory committee to the attorney general from 1997-2000, and Deputy Assistant U.S. Trade Representative for Japan and China from 1990-1993. Professor Janow served on the board of directors of the Nasdaq Stock Markets LLC of the Nasdaq OMX Group from 2005 - 2016. Since 2001, Professor Janow has served on the board of directors of a cluster of the American Funds family comprising the Capital Income Builder (CIB) Fund, the World Growth and Income (WGI) Fund and the New Economy Fund (NEF). In 2007, she joined the board of another fund cluster of the American Funds family, the American Funds Insurance Series (AFIS), the American Fund Target Date Retirement Fund (AFTD) and the Fixed Income (FI) Fund. In June 2014, she joined the board of Mastercard. Professor Janow holds a B.A. in Asian Studies from the University of Michigan and a J.D. from Columbia Law School where she was a Stone Scholar.

16 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

Ronald S. Nersesian Chairman, President and Chief Executive Officer, Keysight Technologies
Mr. Nersesian has been president and chief executive officer of Keysight Technologies, an electronic measurement company, since 2013, when Agilent Technologies announced the separation of its electronic measurement business and launched Keysight, and was appointed chairman of the board of directors of Keysight in 2019. Mr. Nersesian joined Agilent Technologies in 2002 as vice president and general manager of the company’s Design Validation Division, was named vice president and general manager of the Wireless Business Unit in 2005, and became president of the Electronic Measurement Group in 2009. In 2011, he was promoted to executive vice president and chief operating officer of Agilent, and in 2012, he was named president and chief operating officer. Mr. Nersesian began his career in 1982 with Computer Sciences Corporation as a systems engineer for satellite communications systems. In 1984, he joined Hewlett-Packard, and served in a range of management roles during his tenure. In 1996, Mr. Nersesian joined LeCroy Corporation as vice president of worldwide marketing and subsequently assumed other senior management roles, including senior vice president and general manager of the company’s digital storage oscilloscope business. Mr. Nersesian is a member of Georgia Tech’s Advisory Board. Mr. Nersesian holds a bachelor's degree in electrical engineering from Lehigh University and an MBA from New York University, Stern School of Business.

Vote Required
Directors are currently elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. Accordingly, the nominees receiving the highest number of “for” votes at the Annual Meeting will be elected as directors. This is an uncontested election of directors because the number of nominees for director does not exceed the number of directors to be elected. Pursuant to our majority voting policy, if any nominee for director in this election receives a greater number of votes “withheld” from such nominee than votes “for”, the nominee for director must tender his or her resignation to our Board of Directors within five days following the certification of the election results. Within 90 days following the date of the Annual Meeting, the remaining members of our Board of Directors shall, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, determine whether to accept such resignation. We will then publicly disclose the determination of the Board of Directors. Abstentions and broker non-votes will be counted only for purposes of determining whether a quorum is present, but they will not be taken into account in determining the outcome of the election of directors.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the nominees named above. If you return your proxy card or otherwise vote but do not make specific voting choices, your shares will be voted “for” the election of all of the director nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by the present Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.
Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the election of the above-named nominees to the Board of Directors.
Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 17

ITEM 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
This proposal, commonly known as a “Say on Pay” proposal, provides our stockholders with the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement. This proposal gives our stockholders the opportunity to approve, reject, or abstain from voting, with respect to our executive compensation programs and policies and the compensation paid to the Named Executive Officers.
The Say on Pay vote is a non-binding advisory vote on the compensation of the Company’s Named Executive Officers, as described in the “Compensation Discussion and Analysis” section later in this proxy statement, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure. The Say on Pay vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management.
The Say on Pay vote allows our stockholders to express their opinions regarding the decisions of the Compensation Committee with respect to the 2020 compensation of the Named Executive Officers. Because the Say on Pay vote is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officer, nor modify any terms of our existing compensation plans or awards. In addition, the Say on Pay vote will not be binding on, or overrule, any decisions by the Board of Directors. In addition, it will not create or imply any additional fiduciary duty on the part of the Board of Directors.
The Company is providing its stockholders with the opportunity to cast an advisory Say on Pay vote every year, until the next advisory vote on the frequency of such votes.
At the Company’s 2020 Annual Meeting of Stockholders, 95.5% of the votes cast were in favor of the Say on Pay vote and our executive compensation program. In reviewing our executive compensation policies and practices since the vote, our Board of Directors and Compensation Committee have been mindful of the level of support that our stockholders expressed for our approach to executive compensation. Following their annual review of our executive compensation philosophy, the Board of Directors and Compensation Committee decided to retain our general approach to executive compensation.
Your advisory vote will serve as an additional tool to help guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders. The Compensation Committee and the Board of Directors take into account the outcome of the vote as a part of their considerations in determining future compensation arrangements for our Named Executive Officers.
The Company and the Board of Directors believe that our compensation policies and practices for our Named Executive Officers are aligned with the long-term interests of our stockholders because our policies emphasize pay-for-performance, and our mix of short- and long-term incentives provide a balance between the Company’s short-term goals and long-term performance. As such, the Board of Directors recommends that stockholders vote “For” the advisory approval of our compensation policies and practices as disclosed in this proxy statement.
Vote Required
Advisory approval of the compensation of our Named Executive Officers requires the affirmative vote of the holders of the majority of the shares represented and voting at the Annual Meeting via the internet or by proxy on this proposal.
Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our Named Executive Officers.
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ITEM 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors intends to appoint Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year ending December 31, 2021. EY has served in this role since 1986. The Company anticipates that a representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and may be available to answer any appropriate questions.
Principal Accounting Fees and Services
The following table presents fees billed by EY for audit services and other services rendered for the audit of the Company’s annual financial statements for the last two fiscal years, and fees billed by EY for other services rendered during those periods (in thousands).

Category	Fiscal Year Ended January 1, 2021	Fiscal Year Ended January 3, 2020
Audit Fees (1)	$5,161	$5,708
Audit-Related Fees	—	—
Tax Fees (2)
Tax Compliance	426	440
Tax Planning & Tax Advice	357	754
Total Tax Fees	$783	$1,194
All Other Fees	—	—
(1)    Represents the audits of the Company’s annual financial statements and internal control over financial reporting; review of financial statements included in the Company’s Form 10-Q quarterly reports; accounting consultations; and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)    Represents various tax compliance and filing services with respect to U.S. and international tax matters, as well as tax planning advice related to acquisitions, integration activities and general matters.
Audit Committee Pre-Approval of Policies and Procedures
The Audit Committee is responsible for appointing, approving the plan for audit and related services and fees, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a pre-approval procedure for all audit and permissible other services to be performed by EY. The pre-approval policy requires that requests for services by the independent registered public accounting firm be submitted to the Company’s CFO for review and approval. Any requests that are approved by the CFO are then aggregated and submitted to the Audit Committee for approval of services at a meeting of the Audit Committee. Requests may be made with respect to either specific services or a type of service for predictable or recurring services. All services performed by EY were approved by the Audit Committee. The Audit Committee has concluded that the provision of the services listed above is compatible with maintaining EY’s independence.
Vote Required
Ratification of the appointment of EY as the Company’s independent registered public accounting firm for the current fiscal year will require the affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting either via the internet or by proxy on this proposal. In the event that such ratification by the stockholders is not obtained, the Audit Committee and the Board of Directors will reconsider such selection.
Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of EY as the independent registered public accounting firm of the Company for the current fiscal year ending December 31, 2021.

Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 19

BOARD MEETINGS AND COMMITTEES; DIRECTOR INDEPENDENCE
The Board of Directors held 5 meetings during the 2020 fiscal year. No director attended fewer than 75% of the aggregate of all the meetings of the Board of Directors and the meetings of the committees upon which such director served in the 2020 fiscal year (during the periods in which such director served in each such capacity). It is the Company’s policy to encourage directors to attend the Annual Meeting. All of the current members of the Board of Directors who were directors at the time of the 2020 annual meeting attended the annual meeting, except for Mr. Nersesian.
As a result of its annual review and based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board of Directors has determined that each of the directors besides Mr. Berglund and Mr. Painter are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In making this determination, the Board of Directors considered the current and prior relationships of each non-employee director, or any of his or her family members, has with the Company, our senior management and our independent registered public accounting firm, and all other facts and circumstances deemed relevant in determining their independence.
Stockholder Communications with Directors
The Board of Directors has established a process to receive communications from stockholders. Stockholders of the Company may communicate with one or more of the Company’s directors (including any board committee) by mail in care of Board of Directors, Trimble Inc., 935 Stewart Drive, Sunnyvale, California 94085. Such communications should specify the intended recipient or recipients. The Corporate Secretary periodically will forward such communications or provide a summary to the Board of Directors or the relevant members of the Board of Directors.
Board Leadership Structure; Oversight and Risk Management
The Company currently separates the positions of chief executive officer, executive chairman of the Board of Directors and Lead Independent Director. In connection with Mr. Peek’s appointment as Lead Independent Director, the Board of Directors considered Mr. Peek’s demonstrated leadership during his tenure as a member of the Board of Directors and Audit Committee, and believes that Mr. Peek’s ability to act as a strong Lead Independent Director provides balance in the Company’s leadership structure and helps ensure a strong, independent and active Board.
Our executive chairman of the Board of Directors, Steve Berglund, is responsible for presiding and setting the agenda at full sessions of the Board of Directors, in consultation with our CEO, and recommending committee assignments to the Nominating and Corporate Governance Committee. Our Lead Independent Director is elected by and from the independent directors and presides at executive sessions of the Board of Directors, in addition to coordinating the activities of the independent directors and committee chairpersons and facilitating communications between the other members of the Board of Directors. Our CEO is responsible for the day-to-day operations of the Company. Separating the positions of CEO, executive chairman of the Board of Directors, and Lead Independent Director allows our CEO to focus on our day-to-day business, while allowing the executive chairman and the Lead Independent Director to lead the Board of Directors in its fundamental role of providing independent advice to, and oversight of, management. The Board of Directors believes that this leadership structure with an executive chairman who is our former chief executive officer and a strong Lead Independent Director provides balance, is in the best interests of the Company and its stockholders, and is the appropriate leadership structure for the Company at this time.
The Board of Directors has overall responsibility for the oversight of risk management for the Company, and it exercises this oversight through committees and regular engagement with the Company's senior management. The Board of Directors also oversees cybersecurity risk at the Company, with the Audit Committee receiving regular updates on cybersecurity risk management and through escalation processes that provide for timely notice to the Audit Committee of any material developments. The Audit Committee has oversight of the Company's financial matters, internal controls, financial reporting and internal investigations relating to financial misconduct. The Compensation Committee has oversight of our compensation policies and practices, and our Nominating and Corporate Governance Committee is responsible for the independence and qualification of the board members and the Company's corporate governance principles. The committees report their activities back to the Board of Directors. In addition, members of the Company's senior management attend meetings of the
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Board of Directors to discuss strategic planning and risks and opportunities for the Company's business areas, in addition to answering any questions that the Board of Directors may raise.
Committee Membership
The composition of the committees of the Board of Directors is as set forth below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James C. Dalton
Börje Ekholm
Kaigham (Ken) Gabriel
Merit E. Janow *
Meaghan Lloyd
Sandra MacQuillan
Ronald S. Nersesian *
Mark S. Peek
Johan Wibergh
= chair = member
*    Directors Janow and Nersesian are not seeking reelection and will be retiring from the Board of Directors effective as of the date of the Annual Meeting.
Audit Committee
The Board of Directors has a separately-designated, standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The current members of the Audit Committee are directors Gabriel, MacQuillan, and Peek, and director Peek currently serves as the committee chair. The Audit Committee held 8 meetings during the 2020 fiscal year.
The Audit Committee is governed by a charter, a current copy of which is available on our corporate website at investor.trimble.com/corporate-governance. The purpose of the Audit Committee is to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate the independent registered public accounting firm, and to provide such additional information as the Audit Committee may deem necessary to make the Board of Directors aware of significant financial matters which require the Board of Directors' attention.
All Audit Committee members are independent directors as defined by applicable NASDAQ Marketplace Rules and listing standards. All members of the Audit Committee are financially sophisticated and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The Board of Directors has determined that director Peek is a “financial expert” as that term is defined in the rules promulgated by the SEC. Mr. Peek has an extensive accounting and financial management
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background, which includes holding positions as chief financial officer and chief accounting officer with several leading publicly-traded technology companies, and almost two decades of experience with Deloitte.
Compensation Committee
The Board of Directors has a standing Compensation Committee, comprised of directors Ekholm, Nersesian and Wibergh. Director Nersesian currently serves as the committee chair. The Compensation Committee held 6 meetings during the 2020 fiscal year.
The Compensation Committee is governed by a charter, a current copy of which is available on our corporate website at investor.trimble.com/corporate-governance. The purpose of the Compensation Committee is to make decisions with respect to all forms of compensation to be paid or provided to the Company’s executive officers, in consultation with the full Board of Directors where appropriate. See “Compensation Discussion and Analysis” later in this proxy statement for a detailed discussion.
All Compensation Committee members are independent as defined by applicable NASDAQ Marketplace Rules and listing standards. The Compensation Committee retains its own independent advisor to assist in committee matters and the Compensation Committee has the authority to hire and terminate this advisor at its discretion.
Compensation Committee Interlocks and Insider Participation
None of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.
Risk Assessment
In setting compensation, our Compensation Committee considers the risks to our stockholders, and the Company as a whole, arising out of our compensation programs. The Company’s management team has assessed the risk profile of our compensation programs. Their review considered risk-determining characteristics of the overall structure and individual components of our Company-wide compensation program, including our base salaries, cash incentive plans and equity plans. The management team provided its findings to the Compensation Committee for review and consideration. Following this ongoing assessment, the Compensation Committee concurred with management’s conclusions that the Company’s compensation policies were not reasonably likely to have a material adverse effect on the Company. For example:
Balance of Compensation: Across the Company, individual elements of our compensation program include base salaries, incentive compensation, and for certain of our employees, equity-based awards. By providing a mix of different elements of compensation that reward both short-term and long-term performance and that focus on varying performance metrics, the Company’s compensation programs as a whole provide a balanced approach to incentivizing and retaining employees, without placing an inappropriate emphasis on any particular form of compensation.
Objective Company Results and Pre-established Performance Measures Dictate Annual Incentives: Under the Company’s cash incentive plans, payments are subject to the satisfaction of specific annual performance targets established by the Compensation Committee. These performance targets are directly and specifically tied to revenue and operating income performance for the Company and/or divisions for the applicable fiscal year. Payments are made based on actual achievement of Company performance goals, and not estimated performance.
Use of Long-Term Incentive Compensation: Equity-based long-term incentive compensation that vests over a period of years is a key component of total compensation of our executive employees. This vesting period encourages our executives to focus on sustaining the Company’s long-term performance. These grants are also made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long-term. In addition, since 2015, a significant portion of equity awards granted to our executives includes performance-based vesting. These awards, for which vesting is based upon either our total shareholder return relative to the component stocks of the S&P 500 Index or S&P 400 Index, or upon the achievement of specific financial objectives by the Company, further align the compensation of our executives with the long-term interests of our stockholders.
Internal Processes Further Limit Risk: The Company has in place additional processes to limit risk to the Company from our compensation programs. Specifically, payroll programs and financial results upon which incentive compensation payments are based are subject to regular review and audit, and our human resources executives meet periodically with our internal audit personnel to review various controls in place
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with respect to our compensation programs, including for our executives. In addition, the Company engages an external compensation consulting firm for design and review of our compensation programs, as well as external legal counsel to assist with the periodic review of our compensation plans to ensure compliance with applicable laws and regulations.
Nominating and Corporate Governance Committee
The Board of Directors has a standing Nominating and Corporate Governance Committee (“Nominating and Governance Committee”), comprised of directors Dalton, Janow, and Lloyd. Director Janow serves as committee chair. The Nominating and Governance Committee met 2 times during the 2020 fiscal year.
The Nominating and Governance Committee is governed by a charter that is posted on the Company’s website at investor.trimble.com/corporate-governance. The purpose of the Nominating and Governance Committee is to recommend to the Board of Directors individuals qualified to serve as directors of the Company, and on committees, and to advise the Board of Directors with respect to composition, procedures and committees. Additionally, the Nominating and Governance Committee develops and recommends to the Board of Directors corporate governance principles applicable to the Company, and oversees the implementation of these principals.
The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. To have a candidate be considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and the recommendation must include the following information and otherwise comply with Section 6 of Article II of our Bylaws:
•The name of the stockholder and evidence of the stockholder’s ownership of Company shares, including the number of shares owned and the length of time of ownership, and information regarding all shares of stock of the Company owned by such stockholder's affiliates or associates;
•The stockholder's representation that he or she intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;
•The name, age, business address and residence address of the candidate;
•The principal occupation or employment of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and information regarding all shares of stock of the Company, which are owned by the candidate or his or her affiliates or associates;
•The candidate's written representation and agreement that, if elected as a director of the Company, such person has not given any commitment or assurance to any person or entity as to how such person would act or vote on any issue or question and will not enter into any undisclosed agreement with any person or entity other than the Company with respect to any director or indirect compensation in connection with service or action as a director of the Company;
•The candidate’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board of Directors; and
•An undertaking by both the nominating stockholder and the candidate to furnish promptly such other information as the Company may reasonably request.
The stockholder recommendation and information described above must be sent to the Nominating and Corporate Governance Committee's Chair in care of the Corporate Secretary at Trimble Inc., 935 Stewart Drive, Sunnyvale, California 94085 and must be received by the Corporate Secretary not earlier than January 12, 2022 and not later than February 11, 2022, except if the annual meeting for 2022 is called for a date earlier than April 17, 2022 or later than June 6, 2022, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting for 2022 is mailed or the date the Company announces the date of the annual meeting for 2022, whichever occurs first.
The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate possession of such knowledge, experience, skills, expertise, international background, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest, and diversity, so as to enhance the Board of Directors’ ability to manage and direct the affairs and business of the Company, including, when applicable, to
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enhance the ability of committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NASDAQ listing requirement.
The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Governance Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board of Directors. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates and pay any corresponding fees for such services. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders. In 2020, Mr. Dalton was identified as a candidate by the Nominating and Governance Committee based upon his qualifications described under Item 1 – Election of Directors, above.
Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the candidate to assess whether the candidate should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the Nominating and Governance Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Governance Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating and Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.
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NON-EMPLOYEE DIRECTOR COMPENSATION
Our non-employee directors (“Outside Directors”) receive compensation according to the terms of the Board of Directors Compensation Policy (“Board Compensation Policy”). The description of the Board Compensation Policy below is qualified in its entirety by the text of the Board Compensation Policy, which was last amended August 24, 2020 and was filed as Exhibit 10.1 to the Company's Report on Form 10-Q filed November 6, 2020.
Under the Board Compensation Policy, each Outside Director receives:
•an annual cash retainer of $60,000, payable on a quarterly basis, for each one-year period starting July 1 and ending June 30; and
•upon election or re-election at the annual meeting of stockholders, a restricted stock unit (“RSU”) award for that number of shares of the Company’s common stock determined by dividing the target dollar amount of $277,000 by the 20-day average of the Company’s closing stock price ending on the date of grant.
In addition, our Outside Directors are reimbursed for local travel expenses or paid a fixed travel allowance based on the distance to the meeting, and reimbursed for other necessary business expenses incurred in the performance of their services as directors of the Company. Our Outside Directors are also eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan.
The RSU awards vest in full after one year. If an Outside Director is appointed or elected to the Board of Directors at a time other than the annual meeting, the initial RSU award will be prorated to account for the number of months that have already elapsed since the last annual meeting. If an Outside Director resigns or voluntarily terminates service as a member of the Board of Directors, any unvested RSU award shall vest at such time on a pro rata basis based upon the number of months of service since the last annual meeting of stockholders.
The target dollar amount for determining the number of RSU shares may be revised based upon appropriate compensation benchmarks presented to and approved by the Compensation Committee and the Board of Directors. In 2020, the Compensation Committee, with the assistance of its external compensation consultant, performed a review of the Board Compensation Policy with benchmarking against peer group companies and determined, with concurrence from the Board of Directors, not to amend the policy.
Non-Employee Director Compensation Table
The table below shows the compensation earned by each Outside Director in the fiscal year ended January 1, 2021. In March 2020, upon considering the uncertainty and adverse global business impacts of the COVID-19 pandemic, the Board implemented a temporary reduction of 50% of the annual cash fees payable to Outside Directors, although later in the year as the Company’s financial performance and outlook strengthened, the fee reductions were reversed and lost fees were repaid to the Outside Directors. Mr. Berglund and Mr. Painter are not Outside Directors and they receive no additional compensation for their service as directors. Their compensation from the Company is fully reflected in the “Summary Compensation Table” set forth later in this proxy statement.

Name	Fees Earned or Paid in Cash (1) ($)		Stock Awards (2)($)		Total($)
James C. Dalton	15,000	(3)	184,667	(3)	199,667
Börje Ekholm	60,000		392,371	(4)	452,371
Kaigham (Ken) Gabriel	60,000		276,978		336,978
Merit E. Janow	60,000		276,978		336,978
Meaghan Lloyd	60,000		276,978		336,978
Sandra MacQuillan	60,000		276,978		336,978
Ronald S. Nersesian	60,000		276,978		336,978
Mark S. Peek	60,000		276,978		336,978
Johan Wibergh	60,000		276,978		336,978
(1)    The amounts in this column represent a cash retainer, paid quarterly. Amounts shown may include amounts earned during the fiscal year but paid after fiscal year end.
(2)    The amounts in this column represent the grant date fair value of RSU awards granted to each director re-elected at the 2020 annual meeting of stockholders. The grant date fair value, calculated pursuant to Topic 718 of the Financial Accounting Standard Board’s Accounting Standards Codification, was estimated based on the closing price of our
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common stock on the date of grant. At fiscal year end, Mr. Dalton had 3,778 outstanding unvested RSUs, and each other Outside Director listed in the table had 6,511 outstanding unvested RSUs.
(3)    Mr. Dalton, who became a member of the Board of Directors effective October 1, 2020, received cash Board fees for one quarter of 2020, and received a grant of RSUs at the time of his appointment.
(4)    Mr. Ekholm received a grant of RSUs upon rejoining the Board of Directors effective January 4, 2020, as well as at the time of his reelection at the 2020 Annual Meeting of Stockholders.
Non-Employee Director Stock Ownership Guidelines
In February 2013, we adopted a policy that requires each Outside Director to own a minimum number of shares of the Company’s common stock equal to a value of $200,000 to help align the personal interests of the directors with the interests of stockholders. The shares counted toward the ownership guidelines include shares owned directly and indirectly, provided there is an economic interest in the shares. New directors have five years from appointment to meet the minimum stock ownership level. All of the Outside Directors to whom the minimum ownership levels apply have met the requirement.
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Executive Compensation
The executive compensation sections of the proxy statement contain information about the Company’s compensation policies and practices, and the application of those policies and practices with respect to our Named Executive Officers. Under the SEC rules, the Company’s “Named Executive Officers” are the Company’s chief executive officer (“CEO”), chief financial officer (“CFO”), and the three other executive officers who received the highest amounts of compensation during the fiscal year, which for 2020 included our Executive Chairman of the Board and two of our Senior Vice Presidents. The following is a brief description of each of the Executive Compensation sections:
Compensation Discussion and Analysis. This section describes the elements of our compensation policies and the application of those policies to our Named Executive Officers.
Compensation Committee Report. This section contains a report of the Compensation Committee of our Board of Directors regarding the Compensation Discussion and Analysis section.
Executive Compensation Tables. This section describes the amounts or values and types of compensation earned by our Named Executive Officers.
Post-Employment Compensation. This section describes certain benefits and payments that our Named Executive Officers would be eligible for in the event of termination of employment, a change in control event, retirement, or death.
CEO Pay Ratio. This section discloses the median of the annual total compensation of all our employees, the annual total compensation of our President and CEO, and the ratio of these two amounts.
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers. During 2020, these individuals were:
•Robert G. Painter, our President and CEO *
•David G. Barnes, our Senior Vice President and CFO *
•Steven W. Berglund, our Executive Chairman of the Board *
•James Langley, our Senior Vice President
•Darryl R. Matthews, our Senior Vice President

*    Mr. Berglund, who previously served as the Company’s President and CEO, became Executive Chairman of the Board; Mr. Painter, who previously served as our CFO, became President and CEO; and Mr. Barnes became CFO; all effective on January 4, 2020.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2020. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including our Named Executive Officers, for fiscal 2020, including the key factors that the Compensation Committee considered in determining their compensation.
Business Highlights
Fiscal 2020
Fiscal 2020 was a year that presented many unique challenges. The global pandemic caused by COVID-19 impacted almost all of the markets that we serve. Despite the macroeconomic challenges, we achieved record levels of annualized recurring revenue, profit, operating cash flow and earnings per share. We continued to advance our Connect and Scale 2025 strategy, investing in people, process and technology. We also continued to develop the competitive strength of our core businesses, while focusing on a healthy balance for our business portfolio with respect to end market exposure, geographic diversity and business model mix. Our strategy is to connect stakeholders across industry lifecycles and to transform customer workflows.
We continued to increase the level of software centricity of our offerings and revenue streams. We finished 2020 with software, services, and recurring revenues representing approximately 58 percent of total Company revenue.
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We reached $1.3 billion in annualized recurring revenue at the end of the year, up 9 percent on a year-over-year basis. Additional financial highlights are presented in the “Executive Overview” section earlier in this proxy statement.
Long-Term Growth Strategy
At the outset of 2020, Mr. Painter, the Company’s newly appointed CEO, initiated Trimble Connect and Scale 2025, an ambitious long-term growth strategy. In support of this strategy, we also articulated a new framework, the Trimble Operating System, which calls on us to continually focus on the three dimensions of
•breakout growth strategy,
•extraordinary people, and
•execution excellence.
These build on, and reinforce, each other to create a high-performing organization. Shortly into 2020, the COVID‑19 pandemic changed how we work and resulted in the vast majority of our employees working remotely. Under the leadership of our new CEO, CFO and executive team, though, Trimble’s people continued to inspire purpose and vision, engage to draw out the best from each other, and achieve meaningful results.
Response to COVID-19; Recent Developments
In response to the COVID-19 global pandemic, we endeavored to be thoughtful and cautious in our compensation actions. After considering the uncertainty and adverse global business impacts of the COVID-19 pandemic, the Company determined in March 2020 to proactively implement a temporary reduction in the base salaries of most of its employees, including a reduction of up to 50% for its executive officers. We also determined to suspend our Management Incentive Plan (“MIP”) for cash bonuses. In the second half of 2020, as our financial performance and outlook strengthened, the salary reductions were reversed, and lost wages repaid to employees, but due to the continuing uncertainties of the effects of the pandemic on the business, we determined to cancel the MIP for 2020.
Following the conclusion of 2020, in light of the strength of overall company performance and reflective of the loss of the MIP and other cash bonus programs in 2020, the Board of Directors approved, in February 2021, a discretionary cash bonus pool to reward all non-executive employees for their resilience and significant work during an unprecedented and challenging year. As discussed below under “Executive Compensation – Individual Compensation Elements – Annual Cash Bonuses,” the bonus pool generally resulted in employees receiving an amount approximately equal to 69% of their respective target bonus amounts under the Company’s cash bonus programs, or a percentage of salary for those not normally part of a bonus plan. However, in order to prioritize cash payments to our broader employee population, our executives, including our Named Executive Officers, did not participate in the bonus pool. Instead, for reasons similar to the adoption of the discretionary bonus program for non-executive employees, in February 2021, executives received special one-time RSU equity grants. The equity grant value of each executive’s RSU award was similarly calculated based on an amount approximately equal to 69% of the executive’s applicable target bonus under the MIP. These one-time RSU grants, which were also granted in part to retain our key executives during an uncertain, rapidly-changing environment, vest over a one-year period.
Overview of Executive Compensation
Compensation Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices, while also considering market best practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent.
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The following summarizes the key features of our executive compensation and related policies and practices:

What we do	What we don’t do
Use a pay-for-performance philosophy. The majority of our executive officers’ compensation is directly linked to corporate performance. A substantial portion of each executive officer’s target total direct compensation is dependent upon our stock price and/or total shareholder return.
Maintain an independent compensation committee. The Compensation Committee consists solely of independent directors.
Retain an independent compensation advisor. The Compensation Committee engages its own compensation advisor. This consultant performed no consulting or other services for us in 2020.
Review executive compensation annually. The Compensation Committee conducts an annual review and approval of our compensation strategy, and an annual compensation-related risk profile review to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking.
Place compensation “at risk.” Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders.
Maintain a stock ownership policy. We maintain a stock ownership policy that requires our CEO, CFO, Named Executive Officers and other key executives to maintain a significant ownership level of our common stock.
Maintain a compensation recovery (“clawback”) policy. In the event of a material restatement of our financial results, this policy allows for the recovery of certain compensation from our executive officers.
Hold an annual stockholder advisory vote on executive compensation. We conduct an annual stockholder advisory vote on the compensation of our CEO and Named Executive Officers.

No executive retirement plans. We do not offer executive-only pension arrangements or retirement plans to our executive officers.
No significant perquisites. We do not provide substantial perquisites or other personal benefits to our executive officers.
No tax reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any benefits, other than related to standard relocation benefits.
No special health or welfare benefits. Our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.
No hedging or pledging of our equity securities. We prohibit our executive officers, the members of our Board of Directors and other employees from hedging or pledging our equity securities.
No stock option re-pricing. Our employee equity plan does not permit options or stock appreciation rights to be repriced to a lower exercise or strike price without the approval of our stockholders.
No single trigger on change in control. An executive must experience a termination of employment in order for change-in-control benefits to occur.

Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•establish compensation opportunities that are competitive, reward performance and maintain internal equity;
•attract, motivate and retain highly-talented executive officers by providing compensation opportunities that are competitive and reward for performance; and
•align the interests of our executive officers with the interests of our stockholders to drive the creation of sustainable long-term value.
2020 Executive Compensation Highlights
Following are highlights regarding the compensation of our Named Executive Officers for 2020, including key actions taken by the Compensation Committee and our Board of Directors, in light of our overall operating environment and the results described above.
•Leadership Transition: we began 2020 with a new CEO, a new role for our former CEO, and a new CFO
Rob Painter, who previously served as CFO, was appointed the Company’s new President and CEO effective January 4, 2020. Concurrently, Steve Berglund, who previously served as President and CEO since 1999, was appointed Executive Chairman of Trimble’s Board of Directors. David Barnes joined Trimble in December 2019 and replaced Mr. Painter as our CFO, effective January 4, 2020. In connection with these leadership transitions, the Compensation Committee approved the following executive compensation packages:
Mr. Painter as CEO. Mr. Painter’s original target compensation package as CEO, as established early in 2020, was made up of base pay, short-term cash incentive, and long-term equity incentive awards. This package reflected a discount to market median rates given Mr. Painter’s first-time appointment as CEO. As originally established, Mr. Painter’s target total compensation package was comprised of approximately 77% equity incentive awards, of which approximately 50% were to be performance-based equity incentive awards (excluding his promotional equity grants at the beginning of 2020).
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Mr. Berglund as Executive Chairman. As Executive Chairman of the Board, Mr. Berglund continued to receive an annual base salary but was no longer eligible to participate in Trimble’s cash-bonus incentive plan. Mr. Berglund’s base salary was reduced significantly from his salary while CEO (from $1,035,000 to $800,000) given the change in his position. He received a stock grant in the form of restricted stock units, in part for his partnership role with Mr. Painter in the CEO transition and in part to retain Mr. Berglund for a period beyond the transition.
Mr. Barnes as CFO. Mr. Barnes received a compensation package made up of base pay, short-term cash incentive, and long-term equity incentive awards. This compensation package reflected a discount to market median rates, given his newly-hired position as CFO.
•Base Salary of Named Executive Officers: general pay was temporarily reduced but later restored; base salaries remained flat for the year
Due to the unprecedented economic uncertainty resulting from COVID-19 pandemic, and in an effort to preserve as many jobs as possible, in March 2020, the Company implemented general base pay decreases across a large portion of its employee base, including up to 50% reductions for executive officers. The pay decreases were temporary and as the economic outlook improved pay was restored later in the year. No changes were made to base salary levels during the year.
•Annual Cash Bonuses: management incentive cash bonus plan was canceled for 2020
Although the MIP design and targets for 2020 were approved by the Compensation Committee in February 2020, the MIP was suspended before the rollout of the plan to the plan participants and subsequently canceled, due to the COVID-19 pandemic.
•Long-Term Incentive Compensation: continued emphasis on performance-based pay, with changes in the form and mix of awards to address an unprecedented environment
A significant portion of our long-term incentive (“LTI” compensation program continues to be in the form of performance-based restricted stock unit (“PRSU”) awards, with the balance delivered in the form of time‑based restricted stock unit (time-based “RSU”) awards.
◦In 2020, faced with the rapidly-changing environment of the COVID-19 pandemic, the Compensation Committee determined that the optimal form of PRSU awards for issuance to our Named Executive Officers were total shareholder return (“TSR”)-based awards. These awards allowed for multi-year, relative performance measurement without the challenge and uncertainty of setting long-term, absolute financial performance targets in an unpredictable and unprecedented economic environment.
◦The balance of annual LTI equity awarded to our Named Executive Officers in 2020 was in the form of time-based RSUs. This aligned with our goal of retaining our key executives and ensuring leadership stability during a time of extreme challenges and uncertainty. As a result of these factors, the percentage of LTI awards that were time-based as opposed to performance-based shifted slightly higher in 2020, based on target compensation packages (approximately 50%, compared to approximately 45% in the prior year). This mix of equity awards also reflected a recognition, at the time of grant, that prior annual grants of financial‑based performance PRSUs could be significantly affected by the impact of COVID-19.
2020 Pay-for-Performance Philosophy
We believe our executive compensation program is competitive relative to the market and our peer group, and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment, and to motivate and reward individual initiative and success, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both performance-based and “at-risk.”
Due to the unprecedented and unique circumstances resulting from the global COVID-19 pandemic and faced with the uncertainty of its impact on the economy and our business, we adopted a cautious approach to compensation in 2020. In March 2020, we temporarily decreased annual salaries in an effort to prevent the need for widespread layoffs; we suspended our annual bonus programs and did not increase salaries; and we ultimately terminated our 2020 cash bonus programs including our 2020 MIP, given the unknown year-end outlook. As Trimble’s performance improved and resulted in better-than-anticipated results, we reinstated base
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salary levels for all employees by September 2020. We were also able to repay foregone salaries to employees in December of 2020. Our general Pay-for-Performance philosophy still holds true; however, in 2020, we emphasized retention and performance-based compensation that appropriately balanced the goals of incentivizing and rewarding our executive officers for long-term performance with the need to ensure stable and strong leadership during a time of transition and unprecedented global economic uncertainty (percentages below are based on the grant date values as shown in the “Executive Compensation Tables” later in this proxy statement):
•First, approximately 40% (35% for Mr. Painter if you include his promotional grants at the beginning of the year, 100% for Mr. Berglund), of long-term equity incentives were granted through time-based RSUs that vest annually over a 3-year period. This vehicle was important to us to ensure retention of our key executives during a period of unprecedented uncertainty.
•Second, we granted TSR-based PRSU awards that reward our executives based on driving relative shareholder return. The PRSU awards generally comprised approximately 60% of the grant date value of LTI equity awards granted to our Named Executive Officers in 2020 (approximately 65% for Mr. Painter if you include his promotional grants at the beginning of the year; 0% for Mr. Berglund).
Summary of 2020 Executive Pay Mix
Our performance-based variable pay elements ensure that, each year, a substantial portion of our executive officers’ total compensation is variable in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance. These pay elements are tied to both Company and individual performance in a typical plan year. In making compensation decisions with respect to our CEO, the Compensation Committee considered many factors, including Mr. Painter’s leadership in implementing the Company’s strategy and new operating model, while navigating a period of unprecedented and unforeseen changes as a result of the ongoing COVID-19 pandemic.
The pay mix for our CEO and our other Named Executive Officers during 2020 reflected our “pay-for-performance” design.

Chief Executive Officer	Non-CEO Named Executive Officers (averaged)

Compensation in the charts above represents the sum of actual 2020 base salary and the grant date value of equity granted during the year, as set forth in the “Executive Compensation Tables” later in this proxy statement. As the MIP was cancelled for 2020, no amounts are included for cash bonus incentive.
We believe that this design provides balanced incentives for our Named Executive Officers to drive financial performance and long-term growth. To ensure consistency with our compensation philosophy, the Compensation Committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of realizable compensation from such awards in subsequent years and our total shareholder return over this period.
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Summary of 2020 CEO Total Compensation Package
Our executive compensation programs are periodically refined so that they support Trimble’s business goals of both near- and long-term profitable growth. As illustrated below, approximately 90% of the original targeted total direct compensation for our CEO in 2020 was “at risk,” consisting of approximately 77% equity and 13% incentive cash. Only 10% of his compensation, in the form of base salary, was fixed, ensuring a strong link between his targeted total cash compensation and business results.

Chief Executive Officer Target Total Compensation
Annual Base Salary Rate (1)	Target Bonus (2)	Target LTI Value (3)	Target Total Compensation
$850,000	$1,062,500	$6,200,000	$8,112,500
(1)    Represents the base salary rate effective as of January 2020.
(2)    Represents bonus paid at 100% achievement of MIP targets generally approved by the Board of Directors as of May of each year. Actual bonus paid depends on performance against targets, and ranges from 0% if minimum thresholds are not achieved up to 200% of target if there is substantial overachievement relative to target. However, the 2020 MIP was cancelled mid-year and no amounts were paid to Mr. Painter with respect to the 2020 MIP.
(3)    Reflects the grant date target value of equity awards based on the stock price on the date of grant, which is different from the grant values provided in the “Summary Compensation Table”, which represent the accounting value using a Monte Carlo analysis as required by FASB ASC Topic 718. These amounts exclude the one-time promotional grants (RSU award and option award) issued in connection with promotion from CFO to CEO effective January 4, 2020. Those awards are included in the “Summary Compensation Table” set forth later in this proxy statement.
Mr. Painter’s original compensation package for fiscal 2020, as shown in the table above consisted of annual base salary, short-term incentive pay in the form of an annual bonus with a target of 125% of base salary, and long-term incentive awards made up of both time-based RSUs and PRSUs. In connection with Mr. Painter's appointment to CEO, Mr. Painter was granted a promotion award of $1,000,000 in RSUs, 100% of which will vest on the third anniversary of the grant date, and was granted performance-based options to purchase shares of common stock of the Company with a grant date value of $3,000,000, calculated using Trimble’s normal stock option valuation methodology for performance awards, which is a Monte Carlo analysis as required by FASB ASC Topic 718. These options vest after three years and upon attainment of specific stock price threshold hurdles, which were met as of the end of fiscal year 2020, such that the award is subject only to time-based vesting as of the end of fiscal 2020.
We believe that the compensation of our CEO and other executives should be largely influenced by our overall business and financial performance and total shareholder return, and this combination of elements yields a balanced focus on short-term goals and long-term sustainable performance that aligns with stockholder interests.
Results of 2020 Say on Pay Vote
At our 2020 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say on Pay” vote). Our stockholders approved the Say on Pay proposal with 95.5% of the votes cast in favor of the proposal. We believe this reflects stockholder support and confidence in our approach to managing our executive compensation programs. Our alignment with stockholder interests continues to be supported by our pay-for-performance philosophy that drives our plan designs for our variable bonus and equity plans.
The Compensation Committee maintained a measured and balanced approach to our compensation program during 2020 and applied our pay-for-performance philosophy to the unique challenges of the COVID-19 pandemic and resulting global impacts. Although the general mix of compensation elements remained consistent at the outset of 2020, the rapidly changing circumstances caused by the global pandemic required us to adapt to unprecedented uncertainty, as discussed throughout these 2020 Executive Compensation Highlights.
We value the opinions of our stockholders and will continue to consider the outcome of future Say on Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.
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Governance of Executive Compensation Program
Role of the Compensation Committee
The Compensation Committee discharges many of the responsibilities of our Board of Directors relating to the compensation of our executive officers, including our Named Executive Officers, and the non-employee members of our Board of Directors. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and our other executive officers. The Compensation Committee itself sets compensation for and makes equity awards to our CEO and our other executive officers. The Compensation Committee retains a compensation consultant (described below) to provide support to the Compensation Committee in its review and assessment of our executive compensation program.
Compensation-Setting Process
The Compensation Committee determines the target total direct compensation opportunities for our executive officers, including our Named Executive Officers. The Compensation Committee does not use a single method or measure in making its determinations, nor does it establish specific targets for the total direct compensation opportunities of our executive officers.
When determining the amount of each compensation element and the target total direct compensation opportunity for our executive officers, the Compensation Committee considered the following factors:
•our performance against the financial and operational objectives established by the Compensation Committee and our Board of Directors;
•each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;
•the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;
•the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;
•compensation consistency among our executive officers;
•our financial performance relative to our peers;
•the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels; and
•the recommendations provided by our CEO with respect to the compensation of our other executive officers.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.
Compensation Review Cycle
The Compensation Committee reviews the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, at the beginning of each fiscal year. Any changes in base salary are generally effective in May of each year. We grant time-based and performance-based equity in May each year, though in 2020 50% of the total performance-based equity for executives was granted later in October due to the global pandemic and uncertain economic outlook. Our compensation peer group is reviewed and finalized by the Compensation Committee during the second half of the year, before the upcoming fiscal year. Other adjustments to executive pay are made during the year as circumstances warrant.
Role of Chief Executive Officer
In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program
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structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation).
The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our executive officers, including our other Named Executive Officers (other than our CEO). Our CEO recuses himself from all discussions regarding his own compensation.
Role of Compensation Consultant
The Compensation Committee engages an external compensation consultant to assist in providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2020, the Compensation Committee engaged Exequity LLP, a nationally recognized compensation consulting firm (“Exequity”), as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for senior executives, and with the data analysis and selection of the compensation peer group. For 2020, the scope of Exequity’s engagement included:
•the review and analysis of the compensation for our executive officers, including our Named Executive Officers;
•supporting the design and implementation of changes to the executive long-term incentive strategy;
•providing analysis of market practice and support in the consideration and finalization of changes to the change-in-control and severance arrangements for our Named Executive Officers and certain other executive officers;
•supporting finalization of our compensation peer group; and
•support on other ad hoc matters throughout the year.
The terms of Exequity’s engagement include reporting directly to the Compensation Committee and to the Compensation Committee Chairman. Exequity also coordinates with our management for data collection and job matching for our executive officers. In 2020, Exequity did not provide any other services to us. The Compensation Committee has evaluated Exequity’s independence pursuant to the listing standards of the NASDAQ and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Exequity in 2020.
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location and number of employees. Our selection of peers also accounts for industry, targeting companies that are competitors and those with which we compete for talent. Within the technology sector, our peer group includes a relevant profile of companies across a range of technology sub-industries in order to match the diversity of our businesses. Specific Global Industry Classification Standard (GICS) sub-industries represented by companies included in our peer group include communications equipment, applications software, systems software, and electronic equipment and instruments. We compete for executive talent across many lines of business and therefore this diversity in our peer group keeps us informed and better aligned with pay practices across multiple relevant sub-industries.
In developing the compensation peer group for 2020, the following general screening criteria were utilized to identify comparable companies:
•competitors and other businesses in related industries;
•revenue of approximately 0.5x to 2.0x of our revenue; and
•a market capitalization of approximately 0.3x to 3.0x of our market capitalization.
The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and that of the companies in the peer group.
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At the beginning of 2020, the Compensation Committee used the following compensation peer group to assist with the determination of compensation for our executive officers. In August 2020, the Compensation Committee approved maintaining this peer group following a review that included input from its compensation consultant.

Autodesk	FLIR Systems	PTC
ANSYS	Juniper Networks	Roper Technologies
Cadence Design Systems	Keysight Technologies	Synopsys
Citrix Systems	Motorola Solutions	Teledyne Technologies
Commscope	Nuance Communications	Zebra Technologies
The Compensation Committee uses data drawn from our compensation peer group, as well as data from the Radford Global Technology executive compensation survey, to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, target annual cash bonus opportunities and long-term incentive compensation opportunities.
In addition, subsets of the Radford Global Technology executive compensation survey were incorporated into the competitive assessment prepared by Exequity and used by the Compensation Committee to evaluate the compensation of our executive officers. Radford Survey data incorporated in the analysis provided by Exequity were tailored to reflect companies from our compensation peer group as well as other companies identified on the basis of comparable industry, revenue, and market capitalization profiles. The executive compensation survey data supplements the compensation peer group data and provides additional information for our Named Executive Officers and other vice president positions for which there is less public comparable data available.
It is important to note that the companies in our peer group, as well as the peer groups selected by proxy advisory services, consist of technology companies generally focused in the Electronics & Equipment, Application Software and Communications Equipment industries that are similar to Trimble in size, industry classification, and organizational scope. As such, the peers represent the group of companies with which we compete for talented employees, and therefore provide a reasonable basis for competitive market benchmarking in managing our executive compensation program. However, the stockholder returns for the peer group may provide an imperfect comparison at particular points in time because our mix of businesses creates concentrated exposure to specific sectors such as agriculture, construction, and oil and gas, and negative developments in those markets may affect our business performance in ways that differ from that of other technology companies in our peer group.
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Details of 2020 Executive Compensation
Individual Compensation Elements
In fiscal 2020, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Compensation Component	Why We Provide it and in What Form?	How We Determine the Amount?	What is the Intended Outcome?
Base Salary	• Consistent with competitive practice and provided in cash.	• Use of compensation peer group and other market compensation data within a competitive market range, also factoring in responsibilities and performance.	• Designed to attract and retain highly talented executives by providing market competitive pay aligned to business and leadership experience, responsibilities and performance.
Annual Short Term Bonus Plan (“MIP”- Management Incentive Plan) *	• Establish direct pay-for-performance link. • Drive focus on annual business targets and objectives. • Reflect market competitive practice; provided in cash.
• Use of compensation peer group and other market compensation data within a competitive market median range for a target bonus percentage.
• Payments are performance-based and calculated as a percentage of base salary.
• Within our pay-for-performance framework, we want to motivate our executives to achieve and exceed our annual business goals through the financial structure of the MIP plan.
Long-term Incentives (including PRSUs and RSUs)
• Establish direct pay-for-performance link.
• Drive focus on the achievement of critical long-term business objectives and total shareholder return.
• Align management’s interests with those of our stockholders.
• Foster long-term retention of key executives.
• Reflect market competitive practice; provided through equity awards.

• Use of compensation peer group and other market compensation data within a competitive market median range for annual equity award determination.
• Amount of target annual equity awards also considers executive performance and responsibilities.

• Delivering market competitive equity awards that drive a longer term view of our business and targeted results that align with the interests of our stockholders.
• Creating an effective mix of absolute and relative performance by awarding PRSUs that are aligned to Company financial results and/or total shareholder return (TSR).
• Create increased executive retention and focus on long-term share price appreciation through grants of time-based RSUs.

Executive Benefits and Perquisite Allowance
• CEO and other executives participate in the standard health & welfare and retirements benefits as all regular employees. Certain eligible executives may participate in the Age & Service Equity Vesting Program.
• Little to no special perquisites provided to executives.

* Note: the annual short-term bonus plan (MIP) was canceled for fiscal 2020.
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals.
Using the competitive market data provided by its compensation consultant, the Compensation Committee reviews and adjusts the base salaries for each of our executive officers, including our Named Executive Officers, as part of its annual executive compensation review. In addition, the base salaries of our executive officers may be adjusted by the Compensation Committee in the event of a promotion or significant change in responsibilities.
Generally, the Compensation Committee sets base salaries with reference to the competitive range of the market median of our compensation peer group and applicable executive compensation survey data. Although we set base salaries within a competitive range of the market median, the actual positioning will also be based on the Compensation Committee’s assessment of the factors described above.
At the end of 2019, the Compensation Committee, in consultation with its compensation consultant and with reference to peer-group data, determined new compensation packages, including base salary levels, for
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Mr. Painter and Mr. Berglund in their new roles effective as of the beginning of fiscal 2020. The Compensation Committee determined an appropriate discount from the market median rate for Mr. Painter in consideration of his status as a newly appointed CEO. Mr. Berglund’s new salary was set at a significant discount from his prior salary ($1,035,000), given his change in roles and responsibilities. Mr. Barnes’ base salary, which had been determined at the time of his announced hire in November 2019, was also set below peer-group market median levels based on his newly-hired position as CFO.
In February 2020, the Compensation Committee performed its annual review and adjustment of base salaries, taking into account the factors described earlier in “Overview of Executive Compensation – Governance of Executive Compensation Program – Compensation-Setting Process.” Given the developing situation with COVID-19 worldwide and the unknown potential impacts on our business at the time, it was determined not to adjust base salaries for 2020.
The base salaries of our Named Executive Officers for 2020 were as follows:

Named Executive Officer	Fiscal 2020 Base Salary Rate (1)
Mr. Painter	$850,000
Mr. Berglund	$800,000
Mr. Barnes	$500,000
Mr. Langley	$410,000
Mr. Matthews	$439,213
(1)    Reflects the annual salary rate approved by the Compensation Committee. Annual changes to base salaries, if any, are generally effective in May of each fiscal year. The actual amounts paid to our Named Executive Officers as salary in 2020 are set forth in the “Summary Compensation Table” later in this proxy statement.
Annual Cash Bonuses
We use an annual cash bonus plan to motivate our executive officers and other key employees to achieve our annual business goals. In 2020, our Compensation Committee adopted the Annual Management Incentive Plan for 2020 (the “2020 MIP”) to provide financial incentives for the Company as a whole and our individual business sectors and divisions to meet or exceed the annual target levels established under our 2020 annual operating plan. Senior-level managers, our executive officers, including our Named Executive Officers, and certain other individual employees were eligible to participate, upon approval by our CEO, or by the Compensation Committee with respect to our CEO, in the 2020 MIP.
For purposes of the 2020 MIP, cash bonuses were based upon a percentage of each participant’s fiscal 2020 base salary rate. The target annual cash bonus opportunities for our executive officers, including our Named Executive Officers (other than our CEO) were recommended to the Compensation Committee by our CEO, and approved by the Compensation Committee. The target annual cash bonus opportunity for our CEO was reviewed and approved by the Compensation Committee at 125% of base pay. The determination of annual cash bonus opportunities is based on the factors described earlier in “Overview of Executive Compensation – Governance of Executive Compensation Program – Compensation-Setting Process.”
Specifically, the target annual cash bonus opportunities for 2020 were as follows:

Named Executive Officer	2020 target annual cash bonus opportunity (as a percentage of base salary)
Mr. Painter	125%
Mr. Berglund	0%
Mr. Barnes	80%
Mr. Langley	80%
Mr. Matthews	80%
Potential annual cash bonuses for our executive officers, including our Named Executive Officers, under the 2020 MIP could range from zero to 200% of their target annual cash bonus opportunity.
For purposes of the 2020 MIP, our Compensation Committee selected revenue (20% weighting), Adjusted EBITDA (40% weighting) and annualized recurring revenue (“ARR”) (40% weighting) as the corporate financial
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performance measures. These measures were selected and weighted to reflect an optimal balance of key Company metrics that measure recurring, sustainable performance and growth. Each measure was designed to be scored independently. Both Adjusted EBITDA and ARR are non-GAAP measures, which the Company reports in its annual report on Form 10-K, together with a reconciliation of GAAP to non-GAAP financial measures.
The 2020 MIP was initially suspended in March and later canceled for the 2020 fiscal year due to the COVID-19 pandemic and resulting impacts and uncertainties. When the Company’s performance significantly exceeded expectations in the second and third quarters of 2020, the Compensation Committee approved a discretionary bonus pool to reward non-executive Trimble employees for their resilience and significant work during an unprecedented and challenging year. The bonus pool was based on the achievement of increased operating margins over the prior year. The size of the bonus pool was determined by the amount by which operating income increased, such that when the bonus pool was taken into account in the Company’s operating results, there remained a meaningful improvement in operating margin over the prior year. This bonus pool, which was capped at a maximum of $40 million, paid out a portion (approximately 69%) of what a recipient’s annual short-term incentive target would have been under MIP or other non-executive Company bonus program in which they participated. In order to prioritize cash payments to our broader employee population, the Company’s executives, including our Named Executive Officers, did not participate in the bonus pool. Rather, following the end of the 2020 fiscal year, in February 2021, the Compensation Committee approved a special one-time RSU grant to each of our Named Executive Officers in recognition of strong performance during a challenging year in which MIP had been canceled. The value of these equity awards was determined in the same manner as how cash payments were determined for non-executive employees under the bonus pool, i.e., the equity grant value for each Named Executive Officer was approximately 69% of what such Named Executive Officer’s short-term incentive target would have been under the MIP. These one-time RSU grants in 2021, which were also granted in part to retain our key executives during an uncertain, rapidly-changing environment, vest over a one-year period.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our Named Executive Officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards are determined and granted by the Compensation Committee. The amount and forms of such equity awards are determined by the Compensation Committee after considering the factors described earlier under “Overview of Executive Compensation.” The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities within a competitive range of the market median relative to our compensation peer group and Radford survey data for similar roles and positions for each of our executive officers, taking into consideration business results, internal equity, experience and individual performance.
At the end of 2019, in connection with the appointment of Mr. Painter and Mr. Berglund to their new roles effective as of the start of fiscal 2020, the Compensation Committee considered appropriate equity awards as part of their new compensation packages, in consultation with the Compensation Committee’s compensation consultant and with reference to peer-group data. In connection with his appointment to CEO, Mr. Painter was granted a promotion award of $1,000,000 in RSUs and performance-based options to purchase shares of common stock of the Company with a grant date value of $3,000,000. The RSUs vest on the third anniversary of the grant date and the options vest after three years and upon attainment of specific stock price threshold hurdles (which were met as of the end of fiscal year 2020, such that the award is subject only to time-based vesting as of the end of fiscal 2020). These awards were intended to create a strong drive for Company growth and to provide the new CEO with increased ownership opportunities. The awards were structured so as to ensure that they only become valuable to the extent that significant shareholder value is created, and to further retention objectives by requiring at least three years of service. In connection with his new role as Executive Chairman, Mr. Berglund was granted $3,200,000 in RSUs, in part for his partnership role with Mr. Painter in the CEO transition and in part to retain Mr. Berglund for a period beyond the transition. The RSUs, which are directly aligned with stockholder interests, vest in equal increments over three years. In connection with his hiring as CFO in 2019, Mr. Barnes was granted $800,000 in RSUs vesting on the third anniversary of the grant date, and options with a grant date value of $400,000 vesting over five years, for long-term incentive and retention.
In 2020, faced with the rapidly-changing environment of the COVID-19 pandemic, the Compensation Committee determined that the long-term incentive equity awards to be granted to our executive officers over the annual
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cycle would be a combination of TSR-based PRSU awards and time-based RSU awards for shares of our common stock.
•The Compensation Committee determined that the optimal form of PRSU awards for issuance in 2020 would be TSR-based PRSUs and not include PRSUs based on specific operating metrics as in recent prior years, given the challenge and uncertainty of setting long-term, absolute financial performance targets (based on revenue, profitability and ARR) in an unpredictable and unprecedented economic environment. The TSR-based PRSU awards granted are tied to relative total shareholder return over various performance periods as measured against the S&P 400 index. These generally comprised approximately 60% of the total annual LTI equity value granted to each Named Executive Officer (65% for Mr. Painter, our CEO, if you include the awards granted in connection with his promotion to CEO, and 0% for Mr. Berglund, our Executive Chairman, who received no performance-based awards). The TSR-based PRSUs granted in May measure performance over 3 separate measurement periods of 1, 2 and 3 year terms, and the TSR-based PRSUs granted in October are scored over a single period of 2 ½ years.
•The remaining long-term incentive compensation value granted to our executive officers was delivered in the form of time-based RSU awards, which were granted in May 2020. These grants generally comprised approximately 40% of the total LTI annual equity value granted to each Named Executive Officer (35% in the case of our CEO if you include his promotional awards, and 100% in the case of our Executive Chairman). This aligned with our goal of retaining our key executives and ensuring leadership stability during a time of extreme challenges and uncertainty. This mix of equity awards also reflected a recognition, at the time of grant, that prior annual grants of financial‑based performance PRSUs could be significantly affected by the impact of COVID-19.
The Compensation Committee approved the mix of 2020 long-term incentive equity awards based on an assessment of our compensation objectives and historical practice, input from the Compensation Committee’s independent compensation consultant, market practice among companies in our peer group, and the unique circumstances facing the Company and global economy in 2020 as a result of the COVID-19 pandemic. The mix of time and performance-based vesting equity awards is competitive with market practice for our Named Executive Officers. The Compensation Committee determined through peer group analysis that the equity awards to our CEO included a greater weighting on performance-based compensation than is common among peer companies. This weighting was established to reinforce our strong pay-for-performance culture.
The Compensation Committee approved the following aggregate equity awards for our Named Executive Officers in 2020:

Named Executive Officer	Restricted Stock Unit Awards (# of shares)	Performance Stock Unit Awards (# of shares at target)	Stock option award (# of shares)	Aggregate Grant Date Fair Value (as shown in Summary Compensation Table) ($)
Mr. Painter	96,962	67,072	208,847	11,713,202
Mr. Barnes	27,374	23,569	—	2,784,888
Mr. Berglund	77,089	—	—	3,199,964
Mr. Langley	16,424	14,141	—	1,670,888
Mr. Matthews	16,424	14,141	—	1,670,888
The time-based RSU awards vest in annual installments over a three-year period (except a portion of Mr. Painter's time-based RSUs, which vest only at the end of the three-year period), contingent upon continuous employment through each applicable vesting date.
The equity awards granted to our Named Executive Officers in 2020 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table, later in this proxy statement.
Welfare and Health Benefits
Our executive officers, including our Named Executive Officers, are eligible to receive the same employee benefits that are generally available to all of our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include health and welfare benefits generally available to all U.S. employees.
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In addition, our employees, including our executive officers, are eligible to participate in our Section 401(k) retirement plan. Participants in the Section 401(k) plan in general may receive up to $3,000 per year in matching Company contributions.
Also, certain eligible executive officers, including each of the Named Executive Officers, participate in a post-employment equity vesting arrangement (see the description under “Post-Employment Compensation – Trimble Age & Service Equity Vesting Program” later in this proxy statement). In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies. Certain of our Named Executive Officers have also participated in our Non-Qualified Deferred Compensation Plan, further discussed later in this proxy statement.
In addition, we pay basic life insurance premiums on behalf of our Named Executive Officers, as part of our general death benefits for full time employees.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our Named Executive Officers, except as generally made available to our employees. During 2020, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits, subject to review and approval by the Compensation Committee.
Employment Arrangements
We have entered into written employment offer letters with each of our executive officers, including our Named Executive Officers. In filling each of our executive positions, we recognize the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. Each of these arrangements provides for “at will” employment.
Executive Severance and Change-in-Control Compensation Arrangements
We have entered into executive severance and change in control severance agreements (the “Severance Agreements”) with each of our executive officers, including our CEO and our other Named Executive Officers. The post-employment compensation arrangements provided under the Severance Agreements are intended to supersede any post-employment arrangements provided to the Named Executive Officers in their employment agreements or offer letters. We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. The Severance Agreements are designed to provide reasonable compensation to executive officers who leave our employ under certain circumstances to facilitate their transition to new employment. Further, in some instances, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits. The terms and conditions of these arrangements are described in “Post-Employment Compensation” later in this proxy statement.
The Compensation Committee does not consider the specific amounts payable under the executive severance and change-in-control severance arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
We believe that these arrangements are designed to align the interests of our executive officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.
For detailed descriptions of the post-employment compensation arrangements we maintained with our Named Executive Officers for 2020, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Post-Employment Compensation” later in this proxy statement.
40 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

Other Compensation Policies and Practices
Equity Awards Grant Policy
The Board of Directors has delegated to the Compensation Committee the authority to grant equity awards (although it has not relinquished such authority for itself). Due to the fact that our Compensation Committee’s and Board of Directors’ regular meetings are typically timed to coincide with the preparation of our quarterly financial results, equity awards have and will be granted shortly before an earnings release. The Compensation Committee or our Board of Directors may also grant equity awards at a special meeting, or by unanimous written consent, in special circumstances, such as to facilitate the hiring of a key executive officer. In addition, the Compensation Committee has delegated the authority to the Chief Executive Officer of the Company to grant certain types of standard, routine equity awards to non-officer employees, subject also to individual and aggregate annual limitations. Accordingly, our Compensation Committee, Board of Directors or Chief Executive Officer may grant equity awards while the directors or Chief Executive Officer are in possession of material, non-public information.
Stock Ownership Policy
We maintain a stock ownership policy for our executives, as well as the members of our Board of Directors, to further align their respective interests with the interests of our stockholders, and to further promote our commitment to sound corporate governance.
This policy requires our executive officers (as defined under SEC rules), including our Named Executive Officers, to each own a minimum number of shares of our common stock equal to a multiple of his or her annualized base salary, as set forth below:

Position	Multiple of Base Salary
CEO	5x
Other executive officers	2x
Chief Accounting Officer	1x
The shares of our common stock counted toward the ownership guidelines include shares owned directly and indirectly, provided there is an economic interest in the shares. The number of shares necessary for an executive to meet the minimum ownership level may be accumulated during the first five years from the date they assume one of the roles listed. As of the Record Date, each of our executive officers, including the Named Executive Officers, has achieved their respective required ownership levels.
Compensation Recovery (“Clawback”) Policy
We also maintain a policy providing that in the event of a material restatement of our financial results, we may require that incentive-based compensation paid to our executive officers who were subject to Section 16 of the Securities Exchange Act of 1934 during the three fiscal years prior to the restatement be forfeited and repaid to us. In addition, if material dishonesty, fraud or misconduct by any such executive officer directly caused or materially contributed to the need for the restatement, the full amount of incentive-based compensation paid to him or her during the prior three fiscal years may be subject to forfeiture or reimbursement. If any such executive officer did not engage in any misconduct, the amount subject to forfeiture or reimbursement will be based on the difference between the amount of incentive-based compensation that was paid based on the results as originally reported and the amount of incentive-based compensation that would have been paid based on the results as restated, calculated without regard to any taxes paid.
Our Board of Directors will determine the amount, form, and timing of any recovery in its discretion, based on the circumstances. Each of our executive officers who is subject to Section 16 of the Securities Exchange Act of 1934 is required to sign an acknowledgment making them subject to the policy.
Policy Prohibiting Hedging or Pledging of Company Securities
We have a policy that prohibits all hedging or monetization transactions, which could result in an employee, including an executive officer, or a member of our Board of Directors to continue to own the covered securities at issue, but without the full risks and rewards of ownership. If that were to occur, the employee or director may no longer have the same objectives as our other stockholders. We consider it improper and inappropriate for our employees, including our Named Executive Officers, to engage in such transactions, and have expressly prohibited directors, employees and their designees from purchasing financial instruments, or otherwise engaging
Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 41

in transactions, that hedge or offset any decrease in the market value of our equity securities, under our Insider Trading Policy.
While use of Company securities as collateral for margin accounts or other transactions does not directly create a misalignment with stockholders’ interests, it raises potential risks to stockholder value, particularly if the pledge is significant. Based on these potential risks, we have prohibited pledging transactions as well.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (the “Code”) was amended on December 22, 2017 by the Tax Cuts and Jobs Act (the “Tax Act”). Under the Tax Act, Section 162(m) applies to each employee who serves as the Company’s principal executive officer or principal financial officer during the taxable year, each other employee of the Company who is among the three most highly compensated officers during such taxable year, and any other employee who was a covered employee of the Company for any preceding taxable year beginning after December 31, 2016. The Tax Act eliminated the performance-based compensation exception with respect to tax years beginning January 1, 2018, but included a transition rule with respect to compensation that is provided pursuant to a written binding contract in effect on November 2, 2017 and not materially modified after that date. Accordingly, the Company’s tax deduction for compensation of covered employees is generally limited to $1 million per taxable year for each officer.
The Company has awarded, and will continue to award, compensation that it considers appropriate which does not qualify for deductibility under Section 162(m).
Accounting for Stock-Based Compensation
We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board of Directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.
Submitted by the Compensation Committee of the Company’s Board of Directors,

Börje Ekholm, Member	Ronald S. Nersesian, Chair	Johan Wibergh, Member
Compensation Committee	Compensation Committee	Compensation Committee
Also submitted by the Company’s Board of Directors other than with respect to the Tax and Accounting Treatment section of the Compensation Discussion and Analysis,

Steven W. Berglund	James C. Dalton	Merit E. Janow	Kaigham (Ken) Gabriel
Meaghan Lloyd	Sandra MacQuillan	Robert G. Painter	Mark S. Peek
42 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth the compensation information for the 2020, 2019 and 2018 fiscal years, respectively, by each of the Named Executive Officers, which includes: (i) all persons who served as the Company’s chief executive officer during the last completed fiscal year; (ii) all persons who served as the Company’s chief financial officer during the last completed fiscal year; and (iii) the three other most highly compensated executive officers of the Company serving at the end of the last completed fiscal year.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary (1)(2) ($)	Stock Awards (3) ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation (2)(4) ($)	All Other Compensation (5) ($)	Total ($)
Robert G. Painter	2020	870,950	8,713,219	2,999,982	(6)	—	6,386	12,590,537
President and Chief Executive Officer (6)	2019	535,211	2,165,987	—		87,150	9,005	2,797,353
	2018	482,437	1,529,688	—		914,660	8,211	2,934,996
David G. Barnes	2020	519,231	2,784,888	—		—	2,221	3,306,340
Chief Financial Officer (7)

Steven W. Berglund	2020	839,808	3,199,964	—		—	916	4,040,688
Executive Chairman (8)	2019	1,022,942	8,383,661	—		258,750	15,141	9,680,494
	2018	961,400	7,452,939	—		2,760,510	2,323	11,177,172
James Langley	2020	425,769	1,670,888	—		—	750	2,097,407
Senior Vice President (9)

Darryl Matthews	2020	456,106	1,670,888	—		—	3,000	2,129,994
Senior Vice President	2019	434,539	1,290,242	—		35,137	4,466	1,764,384
	2018	422,073	1,105,630	—		587,771	750	2,116,224
(1)    The amounts shown are for amounts earned in each year, which may differ from annual salaries that are typically adjusted in May and in 2020 included an extra pay period as a result of the calendar and the Company's biweekly pay periods.
(2)    The amounts shown may include amounts earned in the applicable year but deferred at the election of the Named Executive Officer pursuant to the Company’s Non-Qualified Deferred Compensation Plan.
(3)    Represents the grant date fair value of the stock awards in accordance with FASB ASC Topic 718. The fair values of time-based awards and financial results-driven performance-based awards are determined using the closing price of our common stock on the date of grant; with the number of such results-driven performance-based awards determined by the probable achievement of the underlying performance goals as of the grant date, generally at target amounts. A Monte Carlo valuation model is used for performance-based awards that include a factor based on total shareholder return, which results in a fair value greater than the price of Trimble's stock at the date of grant. For a description of the assumptions used in determining the fair values described in this column, please refer to “Note 13: Employee Stock Benefit Plans” of the Company’s Annual Report on Form 10-K filed on February 26, 2021.
    The maximum value of the performance-based 2020 stock awards shown in this column (determined as of the grant date), assuming the highest level of performance is achieved, is as follows: Mr. Painter $9,226,538, Mr. Barnes $3,240,796, Mr. Langley $1,944,422, and Mr. Matthews, $1,944,422. See also the footnotes to the following table.
(4)    Consists of cash bonuses earned under the Management Incentive Plan (MIP). No awards were earned under the MIP in fiscal 2020, as the 2020 MIP was initially suspended in March 2020 and then cancelled later in the year.
(5)    Consists of various items not reportable in other columns of the table.
(6)    Mr. Painter became President and Chief Executive Officer at the beginning of fiscal 2020. The option award shown for Mr. Painter in 2020 is the performance-based option granted to Mr. Painter in connection with his appointment to serve as our CEO and President. The amount included in the above table reflects the grant date fair value of this option award. The grant date fair value of Mr. Painter’s option award was determined by the probable achievement of the underlying performance goals as of the grant date and by using a Monte Carlo valuation model. For a description of the assumptions used in determining the value described in this column, please refer to “Note 13: Employee Stock Benefit Plans” of the Company’s Annual Report on Form 10-K filed on February 26, 2021. Assuming the highest level of performance is
Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 43

achieved, the maximum value of Mr. Painter’s option award (determined as of the grant date) is the same as shown in the table.
(7)    Mr. Barnes first became a Named Executive Officer in fiscal 2020.
(8)    Mr. Berglund became Executive Chairman of the Board at the beginning of fiscal 2020.
(9)    Mr. Langley first became a Named Executive Officer in fiscal 2020.
Grants of Plan-Based Awards
The table below lists the plan-based awards for each of the Named Executive Officers during the fiscal year ended January 1, 2021.

GRANTS OF PLAN-BASED AWARDS
Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (2) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert G. Painter	Option Award	1/4/2020 (3)				69,616	208,847	208,847			41.51	2,999,982
	RSU Award	1/4/2020 (4)							24,090			999,976
	RSU Award	5/27/2020 (5)							72,872			3,099,975
	Performance RSU Award	5/27/2020 (6)				—	36,436	72,872				2,492,951
	Performance RSU Award	10/30/2020 (6)				—	30,636	61,272				2,120,318
David G. Barnes	RSU Award	5/27/2020 (5)							27,374			1,164,490
	Performance RSU Award	5/27/2020 (6)				—	13,687	27,374				936,465
	Performance RSU Award	10/30/2020 (6)				—	9,882	19,764				683,933
Steven W. Berglund	RSU Award	1/4/2020 (7)							77,089			3,199,964
James Langley	RSU Award	5/27/2020 (5)							16,424			698,677
	Performance RSU Award	5/27/2020 (6)				—	8,212	16,424				561,865
	Performance RSU Award	10/30/2020 (6)				—	5,929	11,858				410,346
Darryl Matthews	RSU Award	5/27/2020 (5)							16,424			698,677
	Performance RSU Award	5/27/2020 (6)				—	8,212	16,424				561,865
	Performance RSU Award	10/30/2020 (6)				—	5,929	11,858				410,346
(1)    No non-equity incentive plan awards were earned in fiscal 2020, as the 2020 Management Incentive Plan was suspended in March before performance goals were formally set and then cancelled later in the year.
(2)    The fair values of stock awards were calculated in accordance with FASB ASC Topic 718. The fair value of time-based awards is determined using the closing price of our common stock on the date of grant. The fair value of 2020 performance-based awards is determined by the probable achievement of the underlying performance goals as of the grant date and by using a Monte Carlo valuation model for the factor based on total shareholder return, which results in a value greater than the price of Trimble's stock at the date of grant, except for the performance stock option granted to Mr. Painter which requires the payment of an exercise price at the time of exercise. For a description of the assumptions used in determining the values described in these columns, please refer to “Note 13: Employee Stock Benefit Plans” of the Company’s Annual Report on Form 10-K filed on February 26, 2021.
    The aggregate maximum value, per Named Executive Officer, of the performance RSU awards (determined as of the grant date), assuming the highest level of performance is achieved, is as follows: Mr. Painter $9,226,538, Mr. Barnes $3,240,796, Mr. Langley $1,944,422, and Mr. Matthews, $1,944,422. The maximum value of Mr. Painter’s option award, assuming the highest level of performance is achieved, is the same as the fair value calculated as set forth in the prior paragraph and shown in the table.
44 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

(3)    This performance stock option will vest in 1/3 increments upon achievement stock appreciation goals reflecting increases of 10%, 20% and 30% above the exercise price at any time within five years from the date of grant, subject to continued service by Mr. Painter for at least three years from the date of grant.
(4)    This time-based RSU grant will vest on January 15, 2023, which is approximately three years from the date of grant.
(5)    These time-based RSU awards vest over three years, with one third vesting on each anniversary of the designated “vesting start date”, which is generally set at the 15th of the month in which the grant is made if the grant is made by the 15th day of a month, or the 15th of the following month if the grant is made after the 15th day of a month.
(6)    These PRSU awards will vest after the completion of the performance period which ends on May 15, 2023, subject to each officer's continued employment. The PRSUs granted on May 27, 2020 measure performance over 3 separate measurement periods of 1, 2 and 3 year terms beginning May 15, 2020, and the PRSUs granted October 30, 2020 are scored over a single measurement period of approximately 2 ½ years. A multiplier of between 0%-200% of the target number of awards vest based on the Company's TSR as compared to the TSR of all companies included in the S&P 400 at the beginning of the Performance Period, with a multiplier of 1.0 if the Company’s TSR is at the 50th percentile.
(7)    If not already vested, these time-based RSU awards will vest upon retirement under the Trimble Age & Service Program.
Outstanding Equity Awards at Fiscal Year-End
The table below shows the stock options and stock awards outstanding for each of the Named Executive Officers as of the fiscal year ended January 1, 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	Grant Date		Option Awards				Stock Awards
			Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (1) ($)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#) (2)	Equity Incentive Plan Awards: market or payout value of unearned shares, units or other rights that have not vested (2) ($)
Robert G. Painter	5/7/2015	(3)	2,660	—	25.29	5/7/2022
	2/1/2016	(3)	45,000	—	19.28	2/1/2023
	5/1/2018	(4)							10,592	707,228
	11/8/2018	(5)					6,747	450,497
	5/7/2019	(6)							26,737	1,785,229
	12/17/2019	(5)					22,449	1,498,920
	1/4/2020	(7)					24,090	1,608,489
	1/4/2020	(8)	—	208,847	41.51	1/4/2030
	5/27/2020	(5)					72,872	4,865,663
	5/27/2020	(9)							36,436	2,432,832
	10/30/2020	(9)							30,636	2,045,566
David G. Barnes	12/2/2019	(10)	—	29,455	40.40	12/2/2029
	12/2/2019	(11)					20,000	1,335,400
	5/27/2020	(5)					27,374	1,827,762
	5/27/2020	(9)							13,687	913,881
	10/30/2020	(9)							9,882	659,821
Steven W. Berglund	5/1/2018	(4)							96,821	6,464,738
	11/8/2018	(5)(12)					17,995	1,201,526
	5/7/2019	(6)							136,283	9,099,616
	11/12/2019	(5)(12)					33,124	2,211,689
	1/4/2020	(5)(12)					77,089	5,147,233
James Langley	4/17/2019	(13)					5,556	370,974
	5/7/2019	(6)							972	64,900
	11/12/2019	(5)					18,172	1,213,344
	5/27/2020	(5)					16,424	1,096,630
	5/27/2020	(9)							8,212	548,315
	10/30/2020	(9)							5,929	395,879
Darryl Matthews	5/1/2018	(4)							7,766	518,536
	11/8/2018	(5)					4,804	320,763
	5/7/2019	(6)							16,042	1,071,124
	11/12/2019	(5)					9,086	606,672
	5/27/2020	(5)					16,424	1,096,630
	5/27/2020	(9)							8,212	548,315
	10/30/2020	(9)							5,929	395,879
(1)    The market value of the unvested portion of these RSU awards was calculated using the closing price of the Company’s Common Stock at fiscal year end, which was $66.77. This table excludes a number of PRSU awards that vested on the last day of the fiscal year but were not settled until February 19, 2021.
(2)    Between 0% and 200% (or 250% in the case of awards granted in 2019, which have a TSR multiplier) of the PRSU awards vest depending on satisfaction of the applicable performance conditions, in each case based upon linear
Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 45

interpolation between threshold and maximum achievement. In accordance with SEC rules, the number and value shown for these awards reflect either (x) target achievement in the case of awards tracking at or below target level, which is the case for the all the awards shown, or (y) maximum achievement in the case of awards tracking above target level. The value is based on the closing price of the Company’s Common Stock at fiscal year end, which was $66.77.
(3)    These stock options vest 50% on the second anniversary of the date of the grant and 1/48th each month thereafter such that the stock options become fully vested four years from the date of grant.
(4)    These TSR PRSU awards granted on May 1, 2018 will vest depending on our TSR relative to the TSRs of the component stocks of the S&P 500 Index over the performance period which ends May 15, 2021, with an annual scoring window on May 15, 2019, May 15, 2020 and May 15, 2021, subject to satisfaction of the performance conditions as well as continued employment with the Company through the vesting date.
(5)    These time-based RSU awards vest over three years, with one third vesting on each anniversary of the designated “vesting start date”, which is generally set at the 15th of the month in which the grant is made if the grant is made by the 15th day of a month, or the 15th of the following month if the grant is made after the 15th day of a month.
(6)    These PRSU awards granted on May 7, 2019, which have multiple performance factors, will vest after the completion of the performance period which began on December 29, 2018 and ends December 31, 2021, subject to each officer's continued employment. A base of between 0%-200% of the target number of shares vest depending on the Company's revenue and EBITDA predetermined goals. An additional multiplier of between 75% and 125% is then applied based on the Company's TSR as compared to the TSR of all companies included in the S&P 400 at the beginning of the Performance Period, with a multiplier of 1.1 if the Company’s TSR is at the 50th percentile.
(7)    This time-based RSU award will vest on January 15, 2023, which is approximately three years from the date of grant.
(8)    This performance stock option vests in 1/3 increments upon achievement stock appreciation goals reflecting increases of 10%, 20% and 30% above the exercise price at any time within five years from the date of grant, subject to continued service by Mr. Painter for three years from the date of grant. All of the stock appreciation goals had been reached as of the end of fiscal 2020, such that this award remains subject only to time-based vesting.
(9)    These PRSU awards will vest after the completion of the performance period, subject to each officer's continued employment. The PRSUs granted on May 27, 2020 measure performance over 3 separate measurement periods of 1, 2 and 3 year terms, with performance start date of May 15, 2020 and ends on May 15, 2023. The PRSUs granted October 30, 2020 are scored over a single measurement period of approximately 2 ½ years, with performance start date of October 15, 2020 and ends on May 15, 2023. A multiplier of between 0%-200% of the target number of awards vest based on the Company's TSR as compared to the TSR of all companies included in the S&P 400 at the beginning of the Performance Period, with a multiplier of 1.0 if the Company’s TSR is at the 50th percentile.
(10)    These options will vest over five years, with 40% vesting on the second anniversary of the grant date and the remaining 60% vesting equally on a monthly basis thereafter.
(11)    This time-based RSU award will vest on December 15, 2022, which is approximately three years from the date of grant.
(12)    If not already vested, these time-based RSU awards will vest upon retirement under the Trimble Age & Service Program.
(13) These time-based RSU awards vest over four years, with one fourth vesting each year.
Option Exercises and Stock Vested
The table below shows the aggregate number of shares subject to stock options that were exercised by each of the Named Executive Officers and the aggregate number of shares acquired through vesting of RSU awards, during the fiscal year ended January 1, 2021.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise (1) ($)	Number of shares acquired on vesting (#)	Value realized on vesting (2) ($)
Robert G. Painter	14,750	298,937	58,051	3,107,022
David G. Barnes
Steven W. Berglund			284,874	14,734,324
James Langley			10,801	580,168
Darryl Matthews			53,419	2,828,765
(1)    Determined by multiplying the difference between the closing price of a share of our Common Stock on the exercise date and the option exercise price by the number of shares exercised.
(2)    Determined by multiplying the closing price of a share of our Common Stock on the distribution date of vesting by the number of shares vesting. Includes PRSU awards vested on January 1, 2021 and settled on February 19, 2021.
46 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

Deferred Compensation
The Company has a Non-Qualified Deferred Compensation Plan (“DCP”) in which certain employees, officers and members of the Board of Directors may participate. The Company has not made any contributions to the DCP on behalf of the members of the Board of Directors or the Named Executive Officers, even though the Company has the ability to do so under the terms of the DCP. The Company determined to suspend the DCP as of the beginning of fiscal 2021, although prior contributions will continue to be held in the DCP in accordance with its terms.
The terms of the DCP while in effect were as follows: Participants in the DCP may elect to defer a portion of their salary, bonus or director fees in accordance with the terms of the DCP. Participation in the DCP is voluntary. A participant in the DCP may defer a minimum of 5% of the participant’s base salary and a maximum of: 90% of base salary, 85% of bonus or 100% of director fees. Contributions by participants are held in an irrevocable grantor trust for the benefit of the participants, and are subject to claims by the Company’s general creditors. Upon enrollment in the DCP, participants may choose from a selection of measurement funds in which to place their contributions. The DCP’s measurement funds are similar to the funds available to employees who participate in the Company’s 401(k) retirement plan. Participants may elect to receive withdrawals from the DCP in the form of scheduled distributions, retirement benefits, or in the event of a change in control, as defined in the DCP. The DCP also provides for distributions in the event of a participant’s termination of employment, disability or death. In addition, participants may request withdrawals from the DCP in the event of a severe financial hardship.
The table below shows activity under the DCP involving the Named Executive Officers during the fiscal year ended January 1, 2021. There were no contributions by or on behalf of any of the Named Executive Officers in the last three fiscal years.

Name	Aggregate earnings in last FY (1) ($)	Aggregate balance at last FYE ($)
Robert G. Painter	17,064	62,730
David G. Barnes	—	—
Steven W. Berglund	—	—
James Langley	—	—
Darryl Matthews	—	—
(1)    These amounts are not reported as compensation in the Summary Compensation Table.
Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 47

POST-EMPLOYMENT COMPENSATION
Potential Payments upon Termination or a Change in Control
The Company’s Board of Directors approved a standard form of “Change In Control” and “Executive Severance” Agreements for executive officers in 2017 to align with market practices, and the Company concurrently entered into these agreements with the Named Executive Officers, other than Mr. Painter and Mr. Berglund. As described below, Mr. Berglund entered into a new Executive Severance Agreement and Change in Control Severance Agreement on February 20, 2019 and Mr. Painter entered into a new Executive Severance Agreement and Change in Control Severance Agreement effective January 4, 2020. The post-employment compensation arrangements provided under these agreements are intended to supersede any post-employment arrangements provided to the Named Executive Officers in their prior employment agreements or offer letters.
Under the Executive Severance Agreements, if the executive’s employment is terminated by the Company other than for “cause” or if the executive terminates his employment for “good reason” (as such terms are defined in the agreements), and such termination is not covered by the change-in-control provisions described below and provided the executive has executed a release of any claims against the Company, the executive will receive:
•100% (200% in the case of Mr. Painter and Mr. Berglund) of the sum of (A) the executive’s annual base salary and (B) the amount of the executive’s target bonus under the Company's management incentive plan, which is an amount equal to a percentage of the executive’s annual base salary;
•a prorated portion (based on the number of days of service completed during the performance period) of the actual bonus amount payable for the year in which the termination occurs;
•a lump-sum cash payment approximating the cost of COBRA premiums for 14 months (18 months in the case of Mr. Painter and Mr. Berglund) of continued health coverage; and
•pro rata vesting of outstanding equity awards based on the length of time from the date of the grant to the date of termination, with the pro rata portion of any performance-based awards settled after the end of the applicable performance period and based additionally on actual attainment of the performance goals. For Mr. Painter and Mr. Berglund, any time-based equity awards (stock options or time-based restricted stock units) would be subject to an additional 12 months service credit toward vesting of the awards in addition to the pro rata vesting described in the prior sentence.
In addition to these severance provisions, certain past equity awards that were granted subject to terms providing for acceleration upon termination without cause or with good reason are grandfathered.
Under the Change in Control Severance Agreements, if the executive’s employment is terminated as described above and the termination occurs within 12 months following a change in control, or within three months prior to the change in control if such termination is in connection with the change in control (collectively referred to as “double trigger” provisions), the executive will instead receive:
•150% (200% in the case of Mr. Painter and Mr. Berglund) of the sum of (A) the executive’s annual base salary and (B) the amount of the executive’s target bonus;
•a prorated portion (based on the number of days of service completed during the performance period) of the actual bonus amount payable for the year in which the termination occurs;
•a lump-sum cash payment approximating the cost of COBRA premiums for 14 months (18 months in the case of Mr. Painter and Mr. Berglund) of continued health coverage; and
•accelerated vesting of outstanding equity awards, with settlement and/or conversion of performance-based awards based on performance to date at the time of the change of control (to the extent the performance-based vesting condition is satisfied, performance-based awards will vest on a pro rata basis based on the length of time since the date of the grant, with vested units being paid out and any remaining unvested units to be converted into time-based restricted stock units of the acquirer).
In the event that the benefits payable under these arrangements constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the executive’s benefits under the change in control and severance agreement shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts results in the receipt by the executive on an after-tax basis, of the greatest amount of benefits. The foregoing shall take into account the applicable federal, state and local income taxes and the Excise Tax, notwithstanding that all or some portion of
48 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

such benefits may be taxable under Section 4999 of the Code. None of the Executive Severance Agreements or Change in Control Severance Agreements provide for a tax “gross-up” obligation by the Company in the event that any excise tax becomes payable by a Named Executive Officer.
The foregoing description is qualified in its entirety by the description of the standard forms of these agreements filed as exhibits 10.1 and 10.2 to the Company’s Report on Form 10-Q filed August 8, 2017, the agreements with Mr. Painter filed as Exhibits 10.15 and 10.16 to the Company's Report on Form 10-K filed February 26, 2021, and the agreements with Mr. Berglund filed as exhibits 10.1 and 10.2 to the Company’s Report on Form 10-K filed February 22, 2019.
Termination without a Change in Control
The table below sets forth the estimated cash benefits that each respective Named Executive Officer would receive under the Executive Severance Agreements based upon the assumption that a qualifying termination event occurred on the last day of the fiscal year ended January 1, 2021, and such termination was not in connection with a change in control.

POTENTIAL PAYMENTS UPON A QUALIFYING TERMINATION
Name	Multiple of Salary and Target Bonus (1)	Bonus accrued but unpaid as of fiscal year end (2)	Health Benefits (3)	Total
Robert G. Painter	$1,700,000	—	$41,856	$1,741,856
David G. Barnes	$500,000	—	$21,946	$521,946
Steven W. Berglund	$1,600,000	—	$27,623	$1,627,623
James Langley	$410,000	—	$32,554	$442,554
Darryl Matthews	$439,213	—	$32,554	$471,767
(1)    The multiple for Mr. Painter and Mr. Berglund is 200%. The multiple for the other Named Executive Officers is 100%. No amount is included for target bonus, since the MIP was cancelled for fiscal 2020.
(2)    No cash bonus plan was in effect at fiscal year end.
(3)    Reflects a lump-sum cash payment approximating the cost of COBRA premiums for continued health coverage for 14 months (18 months in the case of Mr. Painter and Mr. Berglund).
The amounts shown below reflect an estimate of the aggregate number of shares underlying each executive’s unvested equity awards that would have vested if a qualifying termination event had occurred on January 1, 2021 and such termination was not in connection with a change in control.

POTENTIAL ACCELERATION OF EQUITY UPON A QUALIFYING TERMINATION
Name	Accelerated Vesting of (1)		Aggregate market value of accelerated in-the-money options as of fiscal year end ($)	Aggregate market value of accelerated RSUs and PRSUs as of fiscal year end ($)	Total ($)
	Options (#)	RSUs and PRSUs (#)
Robert G. Painter	208,847	62,847	5,275,475	4,196,275	9,471,750
David G. Barnes	29,455	16,096	776,728	1,074,741	1,851,470
Steven W. Berglund	—	156,611	—	10,456,888	10,456,888
James Langley	—	8,019	—	535,448	535,448
Darryl Matthews	—	15,052	—	1,005,039	1,005,039
(1)    Reflects pro rata vesting of each stock option and time-based RSU award, and pro rata vesting of PRSU awards with adjustment based on estimated attainment of performance to date.
Termination in Connection with a Change in Control
The table below sets forth the estimated cash benefits that each respective Named Executive Officer would receive under the Change in Control Severance Agreements based upon the assumption that a change in control event occurred on January 1, 2021 (except as otherwise indicated) and the Named Executive Officer’s employment terminated upon or immediately following such event.
Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 49

POTENTIAL PAYMENTS UPON A CHANGE-IN-CONTROL AND QUALIFYING TERMINATION
Name	Multiple of Salary and Target Bonus (1)	Bonus accrued but unpaid as of fiscal year end (2)	Health Benefits (3)	Total
Robert G. Painter	$1,700,000	$—	$32,554	$1,732,554
David G. Barnes	$750,000	$—	$21,946	$771,946
Steven W. Berglund	$1,600,000	$—	$27,623	$1,627,623
James Langley	$615,000	$—	$32,554	$647,554
Darryl Matthews	$658,820	$—	$32,554	$691,374
(1)    The multiple for Mr. Painter and Mr. Berglund is 200%. The multiple for the other Named Executive Officers is 150%. No amount is included for target bonus, since the MIP was cancelled for fiscal 2020.
(2)    No cash bonus plan was in effect at fiscal year end.
(3)    Reflects a lump-sum cash payment approximating the cost of COBRA premiums for continued health coverage for 14 months (18 months in the case of Mr. Painter and Mr. Berglund).
The amounts shown below reflect an estimate of the aggregate number of shares underlying each executive’s unvested equity awards that would have vested if a change in control event had occurred on January 1, 2021 and the Named Executive Officer’s employment terminated upon or immediately following such event.

POTENTIAL ACCELERATION OF EQUITY UPON A CHANGE-IN-CONTROL AND QUALIFYING TERMINATION
Name	Accelerated Vesting of (1)		Aggregate market value of accelerated in-the-money options as of fiscal year end ($)	Aggregate market value of accelerated RSUs and PRSUs as of fiscal year end ($)	Total ($)
	Options (#)	RSUs and PRSUs (#)
Robert G. Painter	208,847	207,917	5,275,475	13,882,617	19,158,092
David G. Barnes	29,455	70,943	776,728	4,736,864	5,513,592
Steven W. Berglund	—	291,557	—	19,467,249	19,467,249
James Langley	—	54,442	—	3,635,084	3,635,084
Darryl Matthews	—	54,678	—	3,650,847	3,650,847
(1)    Reflects accelerated vesting of each option and time-based RSU award and pro-rata vesting of PRSU awards based on performance to date, with the balance converted to time-based RSUs.
Under the terms of the Company’s 2002 Stock Plan, (i) if, in connection with a change in control, the then-unvested restricted stock units or then-unvested stock options for the Named Executive Officers are not assumed by an acquiring company, the restricted stock units and options would immediately vest or (ii) if the restricted stock units and options are assumed by an acquiring company, and a Named Executive Officer is terminated for certain qualifying reasons following a change in control (or prior to a change in control if such termination was at the request of the potential acquirer), the then-unvested restricted stock units and options would immediately vest.
Trimble Age & Service Equity Vesting Program
Commencing in 2017, a new post-employment arrangement was adopted for certain eligible executive officers, including each of the Named Executive Officers. The Trimble Age & Service Equity Vesting Program (the “Vesting Program”) provides for the vesting of certain equity awards, as well as certain medical benefit payments, to eligible participants upon retirement. Program eligibility requires a minimum age of 55, a minimum of 10 years of total service, and a “combined 70” requirement that the sum of the participant’s years of age and years of service combines to total at least 70 years. Participants must also agree to a general release of claims and to non-solicitation and non-competition obligations. Under the Vesting Program, eligible equity awards, which are equity awards granted after the time a participant is selected by the Compensation Committee to participate in the Vesting Program, will vest upon retirement of an eligible participant. Time-based restricted stock units and other time-based equity will fully vest, and performance stock units will vest on a pro rata basis, subject to the satisfaction of any performance-based vesting conditions. In addition, upon a qualifying retirement of a participating executive, the executive will receive a lump sum medical and dental benefit in the amount of $50,000.
Mr. Berglund currently meets the criteria for a qualifying retirement.
50 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

Death Benefits
The Company provides certain death benefits generally to its full time employees, including to the Named Executive Officers. In the event of the death of a Named Executive Officer, the following payments and benefits would become payable in a lump sum to, or provided to, such Named Executive Officer’s estate (unless otherwise noted): (i) payment of six months’ base salary to the surviving spouse/dependents of the Named Executive Officer, (ii) with respect to equity awards granted on or after July 30, 2012, vesting of a portion of those awards that would have vested within the two years following the death of the Named Executive Officer but for such death, (iii) payout under the life insurance policy (with base coverage of 2 times base salary) pertaining to the Named Executive Officer, (iv) 12 months’ of continued health insurance coverage for the surviving spouse/dependents of the Named Executive Officer, and (v) a pro rata payment under the MIP based on the date of the Named Executive Officer’s death. The table below sets forth the value of the foregoing, assuming that the triggering event occurred on January 1, 2021 (except as otherwise indicated):

Name	Six Months Base Salary	Aggregate Market Value of Accelerated Vesting of Options, PRSUs and RSUs (1)	Life Insurance (2)	Health Benefits (3)	Pro Rata Bonus (4)	Total (5)
Robert G. Painter	$425,000	$17,844,072	$1,090,000	$17,205	$—	$19,376,277
David G. Barnes	$250,000	$4,777,376	$1,000,000	$8,900	$—	$6,036,276
Steven W. Berglund	$400,000	$16,353,710	$715,000	$8,635	$—	$17,477,345
James Langley	$205,000	$3,338,292	$750,000	$17,205	$—	$4,310,497
Darryl Matthews	$219,607	$3,389,967	$879,000	$17,205	$—	$4,505,779
(1)    The market value of the accelerated portion of the restricted stock units was calculated by using the closing price of the Company’s Common Stock. The market value of the accelerated portion of options was calculated by using the closing price of the Company's Common Stock, less the exercise price of such options. The closing price of the Company's Common Stock at fiscal year end was $66.77.
(2)    Life insurance payouts are based on the Named Executive Officer’s “benefit salary” which is defined as his or her base salary as of September 1st of the previous fiscal year. Mr. Berglund’s life insurance payout is capped at $1,100,000.
(3)    Health benefits reflect twelve months of COBRA premiums for the Named Executive Officer’s spouse and/or dependents, and are calculated as of fiscal year end using 2020 health plan rates.
(4)    The bonus amount represents the amount of bonus accrued but unpaid under the Company's bonus plans at fiscal year end. The Company canceled its bonus programs for 2020, so there were no such amounts.
(5)    Named Executive Officers are also entitled to additional death benefits due to a death caused by an accident while working for the Company or while traveling on Company business. Officers and vice presidents of the Company are entitled to an additional $500,000 if they die while traveling on Company business. An employee of the Company who dies in an accident while working for the Company will be entitled to receive an additional 2 times his or her base salary. Such amounts are not included in the table above.
Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 51

CEO PAY RATIO
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of all our employees, the annual total compensation of our President and Chief Executive Officer, Robert G. Painter, and the ratio of these two amounts.
We have determined the median of the annual total compensation of all our employees, excluding Mr. Painter, for 2020 to be $71,242. The annual total compensation of Mr. Painter, our CEO, was $12,590,537 for 2020, as reported in our Summary Compensation Table. The ratio of the annual total compensation of Mr. Painter to the median of the annual total compensation of all our employees was 176.7 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.
As permitted by SEC rules, for purposes of calculating the pay ratio set forth above, we used the same median employee that we identified for purposes of our prior year’s pay ratio disclosure, based on our determination that there was no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio.
The process that we used in 2019 to identify our median employee is set forth below:
•We selected the base salaries in effect as of October 1, 2019 and profit-sharing amounts for the period from October 1, 2018 through September 30, 2019 as the compensation measure to be used to compare the compensation of our employees.
•We selected October 1, 2019, which is within the last three months of 2019, as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonably efficient and economical manner. We also used October 1 as our measuring date in 2018.
•As of October 1, 2019, our employee population consisted of approximately 11,362 individuals, with approximately 5,155 employees in the United States and approximately 6,207 employees outside the United States. In determining this population, we considered the employees of our subsidiaries and all of our worldwide employees other than the CEO, whether employed on a full-time, part-time, or seasonal basis, except for our employees in Argentina (1 employee), Bulgaria (2 employees), Ghana (1 employee), Kenya (2 employees), Saudi Arabia (2 employees), Austria (4 employees), Chile (2 employees), Ukraine (5 employees), Estonia (5 employees), Indonesia (8 employees), Italy (3 employees) and Poland (7 employees) (a total of 42 individuals, and less than 1% of our employee population) who were excluded pursuant to the de minimis exemption provided under Item 402(u). The de minimis exception permits a company to exclude up to 5% of its total employees who are located in countries outside the United States. We did not include any contractors or other non-employee workers in our employee population.
•We annualized the compensation for any full-time and part-time employees who commenced work during 2019. We did not make any cost-of-living adjustments.
Confirming that the median employee used for this purpose in 2019 was still employed in the same job, we selected that individual as the median of our employee population for fiscal 2020. The median employee was a Customer Success Manager based in the United States.
Having identified this median employee, we totaled all of the elements of the employee’s annual total compensation for 2020 in accordance with the requirements of the applicable SEC rules, using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table.
Because the SEC rules for identifying the median of the annual total compensation of all our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to use a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio we are reporting, as those companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
52 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Audit Committee is a separately-designated standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and operates under a written charter adopted by the Board of Directors. Among its other functions, the Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.
The Audit Committee has reviewed and discussed the Company’s consolidated financial statements and financial reporting process with the Company’s management, which has the primary responsibility for the Company’s consolidated financial statements and financial reporting processes, including establishing and maintaining adequate internal controls over financial reporting and evaluating the effectiveness of such internal controls. EY, the Company’s current independent registered public accounting firm, is responsible for performing an audit and expressing an opinion on the conformity of the Company’s audited financial statements to U.S. generally accepted accounting principles and performing an audit and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee has reviewed and candidly discussed with EY the overall scope and plans of its audits, its evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting processes and accounting principles and judgment, and the clarity of disclosures in the Company’s consolidated financial statements.
The Audit Committee has discussed with EY those matters required to be discussed, by the SEC and by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). EY has provided the Audit Committee with the written disclosures and the letter required by the PCAOB. The Audit Committee has also discussed with EY its independence from management, and the Company and has also determined that EY’s provision of non-audit services (such as tax-related services) to the Company and its affiliates is compatible with maintaining the independence of EY with respect to the Company and its management.
Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the fiscal year ended January 1, 2021.
Submitted by the Audit Committee of the Company’s Board of Directors,

Kaigham (Ken) Gabriel, Member	Sandra MacQuillan, Member	Mark S. Peek, Chair
Audit Committee	Audit Committee	Audit Committee

Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 53

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Security Ownership of Certain Beneficial Owners
The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 15, 2021, the Record Date, by the persons known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding Common Stock. The applicable percentage of share ownership in the table is based on 251,342,672 shares of the Company’s Common Stock outstanding at the Record Date.
We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group 100 Vanguard Boulevard, Malvern, Pennsylvania 19355	27,212,197	(1)	10.8%
BlackRock, Inc. 55 East 52nd Street, New York, New York, 10055	25,108,869	(2)	10.0%
Capital International Investors 333 South Hope Street, 55th Fl, Los Angeles, CA 90071	24,247,426	(3)	9.6%
(1)    The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed with the SEC on February 10, 2021 regarding ownership as of January 29, 2021. The Vanguard Group has shared voting power over 406,395 shares, sole dispositive power over 26,141,106 shares, and shared dispositive power over 1,071,091 shares.
(2)    The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed with the SEC on January 27, 2021. BlackRock, Inc. has sole voting power over 23,126,689 shares and sole dispositive power over all of the shares listed. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares but no one person’s interest in the shares is more than five percent of the total outstanding shares of the Company's Common Stock.
(3)    The information is based upon, and is included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filing with the SEC on February 16, 2021 by Capital International Investors (CII). CII is a division of Capital Research and Management Company (CRMC). CII divisions of CRMC and Capital Bank and Trust Company, along with certain CRMC subsidiaries, collectively provide investment management services under the name “Capital International Investors.” CII has sole voting power over 23,406,761 shares and sole dispositive power over all of the shares listed.
Security Ownership of Management
The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 15, 2021, the Record Date, (unless otherwise noted below) by: (i) all directors and nominees; (ii) all executive officers of the Company named in the Summary Compensation Table presented in this proxy statement; and (iii) all directors and executive officers of the Company, as a group. The applicable percentage share ownership is based on shares of the Company’s Common Stock outstanding at March 15, 2021.
We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, all shares of Common Stock subject to options, restricted stock units, or warrants held by that person that are exercisable within 60 days of the Record Date are counted as outstanding (but such shares are not counted as outstanding for purposes of computing the percentage ownership of any other person). To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.
54 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

Name and Address (1)	Amount and Nature of Beneficial Ownership		Percent of Class (%)
David G. Barnes	30,305		*
Steven W. Berglund	542,118		*
James C. Dalton	—		*
Börje Ekholm	36,368		*
Kaigham (Ken) Gabriel	8,500		*
Merit E. Janow	30,856		*
James Langley	38,064		*
Meaghan Lloyd	33,903		*
Sandra MacQuillan	10,380		*
Darryl Matthews	23,246		*
Ronald S. Nersesian	9,006		*
Robert G. Painter	113,938	(2)	*
Mark S. Peek	57,251		*
Johan Wibergh	13,514		*
All directors and executive officers as a group (18 persons)	1,208,193	(3)	*
 *    Indicates less than 1%.
(1)    The business address of each of the persons named in this table is: c/o Trimble Inc, 935 Stewart Drive, Sunnyvale, California 94085.
(2)    Includes 47,660 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 14, 2021.
(3)    Includes 102,174 shares subject to options exercisable or shares issuable upon vesting of RSUs or PRSUs on or prior to May 14, 2021.
Equity Compensation Plan Information
The following table sets forth, as of January 1, 2021, certain information regarding the Company’s equity compensation plans. The Company does not have any equity compensation plans that were not approved by security holders. For a complete description of the Company’s equity compensation plans, please see Note 13 to the Company’s audited consolidated financial statements for the fiscal year ended January 1, 2021, included in the Company’s annual report on Form 10-K filed with the SEC on February 26, 2021.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Plan Category	(Column A)	(Column B)	(Column C)
Equity compensation plans approved by security holders	5,985,593 (1)	$35.42 (2)	27,804,444 (3)
(1)    Reflects the number of shares underlying outstanding stock options (593,665 shares), shares issuable upon the vesting of RSUs (4,061,327 shares), and shares issuable upon the vesting of PRSUs based on the target number of shares to be issued under the awards (1,330,601 shares). If the PRSUs were to vest at the maximum payout, an additional 1,287,233 shares would be issued at the date of vest.
(2)    The weighted-average exercise price relates to the outstanding stock options included in column (A).
(3)    Consists of 21,149,326 shares available for issuance under the 2002 Stock Plan and 6,655,118 shares available for issuance under the Employee Stock Purchase Plan.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors, as well as persons who beneficially own more than 10% of a registered class of the
Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 55

Company’s equity securities during the fiscal year ended January 1, 2021, file reports of initial ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.
To the Company’s knowledge, based solely on its review of the copies of such forms received by the Company, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with on a timely basis during the fiscal year ended January 1, 2021, except that two reports on Form 4 (Statement of Changes in Beneficial Ownership) for James Langley, an executive officer of the Company, each reflecting the acquisition of shares upon vesting of restricted stock units and the disposition of a portion of such shares to meet tax withholding obligations, were filed late.
56 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company reviews all relationships and transactions between the Company, on the one hand, and our directors, executive officers or their immediate family members, on the other hand, to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction with the Company. On an annual basis, all directors and executive officers must respond to a questionnaire requiring disclosure about any related person transactions, arrangements or relationships (including indebtedness). As required under SEC rules, any transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in the Company’s applicable SEC filings.
In addition, certain aspects of such types of transactions are the subject of the Company’s Business Ethics and Conduct Policy (the “Policy”). The Policy applies to all of the Company’s employees, directors and officers and is available on the Company’s website at investor.trimble.com/corporate-governance. Pursuant to the Policy all employees must seek a waiver or approval from the Company’s Compliance Officer for all actual or apparent conflicts of interests. Waivers affecting the Company’s officers or members of the Board of Directors must be approved by the Board of Directors. The Company’s officers must report any violations of the Policy to the Company’s Compliance Officer or the Chairman of the Board of Directors. The Company’s compliance officer is the Company’s general counsel, the chairman of the Audit Committee in the general counsel’s absence, or such other person as the Board of Directors may designate.
In determining whether to approve or ratify a related party transaction, the compliance officer may consider all relevant facts and circumstances, including the following factors:
•the nature of the related person’s interest in the transaction;
•the material terms of the transaction, including the amount involved and type of transaction and whether the terms are at least as favorable to the Company as those available from non-related parties;
•the importance of the transaction to the related person and to the Company;
•whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company and its stockholders; and
•any other matters the Audit Committee or other committee, as applicable, deems appropriate.
Certain Disclosures Related to Determination of Director Independence for Fiscal 2020
The Board of Directors has determined that each of the directors besides Mr. Berglund and Mr. Painter are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules.
HOUSEHOLDING
As permitted by the Securities Exchange Act of 1934, we may deliver only one Notice or one paper copy of this proxy statement to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the Notice or the paper version of the proxy statement, respectively, as applicable. Stockholders that reside at the same address and receive multiple copies of the Notice of the paper version of the proxy statement may request delivery of only one copy of the Notice or proxy statement, as applicable, by directing a notice to the Company’s Investor Relations department at the address below.
The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company at its principal executive offices, Attention: Investor Relations, at 935 Stewart Drive, Sunnyvale, California 94085, (408) 481-8000.
OTHER MATTERS
The Company knows of no other matters to be submitted for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy
Proxy Statement for the 2021 Annual Meeting of Stockholders | Trimble 57

to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.
It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to vote electronically via the internet or by telephone or, if you have requested a paper copy of the proxy materials, complete and return the accompanying proxy in accordance with the detailed instructions on your individual proxy card.
For the Board of Directors
Executive Chairman of the Board
Dated: March 30, 2021
58 Trimble | Proxy Statement for the 2021 Annual Meeting of Stockholders

APPENDIX A
Reconciliation of GAAP to non-GAAP financial measures
This proxy statement contains information regarding financial measures that are not calculated in accordance with GAAP. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in this proxy statement, and the adjustments to comparable GAAP measures, are set forth below:
Non-GAAP revenue
We believe this measure helps investors understand the performance of our business, as non-GAAP revenue excludes the effects of certain acquired deferred revenue that was written down to fair value in purchase accounting. Management believes that excluding fair value purchase accounting adjustments more closely correlates with the ordinary and ongoing course of the acquired company’s operations and facilitates analysis of revenue growth and business trends.
Non-GAAP gross margin
We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions, and manufacturing costs influence our business. Non-GAAP gross margin excludes the effects of certain acquired deferred revenue, amortization of purchased intangible assets, acquisition/divestiture items, stock-based compensation, deferred compensation, restructuring charges, and COVID-19 expenses. We believe that these adjustments offer investors additional information that may be useful to view trends in our gross margin performance.
Non-GAAP operating income
We believe our investors benefit by understanding our non-GAAP operating income trends, which are driven by revenue, gross margin, and spending. Non-GAAP operating income excludes the effects of purchase accounting adjustments to certain acquired deferred revenue and acquired capitalized commissions, amortization of purchased intangible assets, acquisition/divestiture items, stock-based compensation, deferred compensation, restructuring charges, executive transition costs, and COVID-19 expenses. We believe that these adjustments offer a supplemental means for our investors to evaluate current operating performance compared to prior results and trends.
Non-GAAP diluted net income per share
We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company. Non-GAAP diluted net income per share excludes the effects of purchase accounting adjustments to certain acquired deferred revenue and acquired capitalized commissions, amortization of purchased intangible assets, acquisition/divestiture items, stock-based compensation, restructuring charges, executive transition costs, COVID-19 expenses, and non-GAAP tax adjustments. We believe that these adjustments offer investors a useful view of our diluted net income per share as compared to our prior periods and trends.

GAAP TO NON-GAAP RECONCILIATION
(dollars in millions, except per share data)
(unaudited)

	Fiscal Years
	2020		2019
	Dollar	% of	Dollar	% of
	Amount	Revenue	Amount	Revenue
REVENUE:
GAAP revenue:	$3,147.7		$3,264.3
Acquired deferred revenue adjustment	4.3		7.0
Non-GAAP Revenue:	$3,152.0		$3,271.3

GROSS MARGIN:
GAAP gross margin:	$1,754.9	55.8%	$1,780.9	54.6%
Acquired deferred revenue adjustment	4.3		7.0
Amortization of purchased intangible assets	92.3		94.1
Acquisition / divestiture items	1.7		—
Stock-based compensation / deferred compensation	7.2		5.9
Restructuring charges	0.8		1.1
COVID-19 expenses	0.4		—
Non-GAAP gross margin:	$1,861.6	59.1%	$1,889.0	57.7%

OPERATING INCOME:
GAAP operating income:	$419.8	13.3%	$375.9	11.5%
Acquired deferred revenue adjustment	4.3		7.0
Amortization of acquired capitalized commissions	(5.5)		(6.3)
Amortization of purchased intangible assets	157.8		167.8
Acquisition / divestiture items	21.4		20.5
Stock-based compensation / deferred compensation	90.4		81.2
Restructuring charges / executive transition costs	28.2		27.9
COVID-19 expenses	3.2		—
Non-GAAP operating income:	$719.6	22.8%	$674.0	20.6%

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Inc.:	$1.55		$2.03
Acquired deferred revenue adjustment	0.02		0.03
Amortization of acquired capitalized commissions	(0.02)		(0.02)
Amortization of purchased intangible assets	0.62		0.66
Acquisition / divestiture items	0.04		0.03
Stock-based compensation / deferred compensation	0.33		0.30
Restructuring charges / executive transition costs	0.11		0.11
COVID-19 expenses	0.01		—
Non-GAAP tax adjustments	(0.43)		(1.15)
Non-GAAP diluted net income per share attributable to Trimble Inc.:	$2.23		$1.99

Annualized Recurring Revenue
ARR represents the estimated annualized value of recurring revenue, including subscription, maintenance and software revenue, and term license contracts for the quarter. ARR is calculated by adding the portion of the contract value of all of our term licenses attributable to the current quarter to our non-GAAP recurring revenue for the current quarter and dividing that sum by the number of days in the quarter and then multiplying that quotient by 365.

Dollars in Millions	Fourth quarter of fiscal
	2020	2019
GAAP Recurring Revenue	$300.2	$303.0
Add: Elimination of deferred revenue adjustment in connection with acquisitions	0.3	0.8
Non-GAAP Recurring Revenue	300.5	303.8
Add: Term licenses contract value	22.5	16.6
Non-GAAP Recurring Revenue and Term Licenses Contract Value	323.0	320.4
Divided by: Number of Days in Quarter	91	98
Daily Non-GAAP Recurring Revenue and Term Licenses Contract Value	3.5	3.3
Multiplied by: 365	365	365
Annualized Recurring Revenue	$1,295.8	$1,193.2

Trimble

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K/Annual Report is/are available at www.proxyvote.com .

TRIMBLE INC.
Annual Meeting of Stockholders
May 12, 2021 5:00 PM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint Robert G. Painter and James Kirkland, and each of them, as proxies, each with the power to appoint a substitute, and hereby authorize each of them or their substitutes to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TRIMBLE INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 5:00 PM PT on May 12, 2021, virtually at www.virtualshareholdermeeting.com/TRMB2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, and in the discretion of the proxies on such other business as may properly come before the meeting or any adjournment thereof.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000497361_2 R1.0.0.171

Trimble

TRIMBLE INC.
935 Stewart Drive
Sunnyvale, CA 94085

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 11, 2021 (for shares held directly) or May 9, 2021 (for shares held in a Plan). Have your proxy card in hand and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 11, 2021 (for shares held directly) or May 9, 2021 (for shares held in a Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Steven W. Berglund
02 James C. Dalton
03 Borje Ekholm
04 Kaigham (Ken) Gabriel
05 Meaghan Lloyd
06 Sandra MacQuillan
07 Robert G. Painter
08 Mark S. Peek
09 Johan Wibergh

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, and in the discretion of the persons named above as proxies upon such other matters as may properly come before the meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000497361_1 R1.0.0.171